Index to Audited, Interim and Unaudited Pro Forma Financial
                           Statements

[S]                                                                    [C]


Applied Intelligence Group, Inc.

     Unaudited Pro Forma Consolidated Balance Sheet as of
           June 30, 1998                                                  F-2
     Unaudited Pro Forma Consolidated Statement of Operations for
           the Six Months Ended June 30, 1998                             F-3
     Unaudited Pro Forma Consolidated Statement of Operations for
          the Year Ended December 31, 1998                                F-4
     Notes to Unaudited Pro Forma Consolidated Financial
          Statements                                                      F-5


     Consolidated Balance Sheets (Unaudited) as of June 30, 1998
          and December 31, 1997                                           F-6
     Consolidated Statements of Operations (Unaudited) for the
          Six Months Ended June 30, 1998 and 1997                         F-7
     Consolidated Statements of Stockholders' Equity (Unaudited)
          for the Six Months Ended June 30, 1998                          F-8
     Consolidated Statements of Cash Flows(Unaudited) for the Six
          Months Ended June 30, 1998 and 1997                             F-9
     Notes to Consolidated Financial Statements (Unaudited)               F-10


     Independent Auditors' Report                                         F-11
     Consolidated Balance Sheets as of December 31, 1997 and 1996         F-12
     Consolidated Statements of Operations for the Years Ended
          December 31, 1997, 1996 and 1995                                F-13
     Consolidated Statements of Stockholders' Equity for the
          Years Ended December 31, 1997, 1996 and 1995                    F-14
     Consolidated Statements of Cash Flows for the Years Ended
          December 31, 1997, 1996 and 1995                                F-15
     Notes to Consolidated Financial Statements                           F-16



The NetPlex Group, Inc.

     Unaudited Pro Forma Condendsed Consolidated Balance Sheet
        as of June 30, 1998                                               F-25
     Unaudited Pro Forma Condensed Consolidated Statement of Operations
        for the Six Months Ended June 30, 1998                            F-26
     Unaudited Pro Forma Condensed Consolidated Statement of Operations
        for the Year Ended December 31, 1997                              F-27
     Notes to Unaudited Pro Forma Consolidated Financial Statements       F-28


     Condensed Consolidated Balance Sheets (Unaudited) as of
        June 30, 1998 and December 31, 1997                              F-29
     Condensed Consolidated Statements of Operations (Unaudited)
        for the Six Months Ended June 30, 1998 and 1997                  F-30
     Condensed Consolidated Statements of Cash Flows(Unaudited)
        for the Six Months Ended June 30, 1998                           F-31
     Notes to Condensed Consolidated Financial Statements (Unaudited)    F-32


     Independent Auditors' Report                                        F-38
     Consolidated Balance Sheets as of December 31, 1997 and 1996        F-39
     Consolidated Statements of Operations for the Years Ended
          December 31, 1997 and 1996                                     F-40
     Consolidated Statements of Stockholders' Equity for the Years
         Ended December 31, 1997 and 1996                                F-41
     Consolidated Statements of Cash Flows for the Years Ended
          December 31, 1997 and 199 6                                    F-42
     Notes to Consolidated Financial Statements                          F-43


     Unaudited Pro Forma Condendsed Consolidated Balance Sheet
        as of March 31, 1998                                             F-61
     Unaudited Pro Forma Condensed Consolidated Statement of Operations
        for the Three Months Ended March 31, 1998                        F-62
     Unaudited Pro Forma Condensed Consolidated Statement of Operations
        for the Year Ended December 31, 1997                             F-63
     Notes to Unaudited Pro Forma Consolidated Financial Statements      F-64


Automated Business Sytems of North Carolina, Inc. and Combine Company

    Combined Balance Sheets (unaudited) as of March 31, 1998
         and December 31, 1997                                            F-65
    Combined Statements of Operations and Retained Earnings (unaudited)
         for the three months ended March 31, 1998 and the year
         ended December 31, 1997                                          F-66
    Combined Statements of Cash Flows (unaudited) for the three months ended March 31, 1998 and the year ended December
         31, 1997                                                         F-67
    Notes to the Combined Financial Statements (undaudited)               F-68



        F-1

                       APPLIED INTELLIGENCE GROUP, INC.
          Unaudited Pro Forma Consolidated Financial Statements

The accompanying unaudited pro forma consolidated financial statements are provided to illustrate the effect of the sale of the Consulting Division of Applied Intelligence Group ("the Company"), Inc. to the Netplex
Group, Inc. on the historical financial statements of the Company, as if this sale had occurred, for balance sheet purposes, on June 30, 1998 and, for statement of operations purposes on January 1, 1998 and January 1, 1997. The pro forma consolidated statements of operations are not necessarily indicative of operating results which would have been achieved had the acquisition been consummated as of the beginning of the period presented and should not be construed as representative of future operations. For purposes of these pro forma consolidated statements, the sale has been accounted for under the purchase method of accounting, based on a preliminary estimate of the historical costs of the assets sold.
The pro forma adjustments described in the accompanying notes are based on available information and certain assumptions that the Company believes are reasonable. These pro forma financial statements should be read in conjunction with the Company's Report on Form 10-KSB for the year ended December 31, 1997 and Report on Form 10-QSB for the six months ended June 30, 1998.


                   APPLIED INTELLIGENCE GROUP, INC.
                PRO FORMA CONSOLIDATED BALANCE SHEET

                       As of June 30, 1998
                            (Unaudited)


                                              Pro Forma Adjustments
                                              --------------------     Pro Forma
                               June 30, 1998   Debits     Credits  June 30, 1998
                               ------------- ---------  ---------- -------------
ASSETS
Current assets
 Cash and cash equivalents      $  176,338  $3,000,000 a $ 554,830 c $1,273,312
                                                           400,000 d
                                                           753,196 e
                                                           195,000 f
 Accounts receivable-trade,net   1,723,342                 202,067 b  1,521,275
 Other receivables                  47,413                               47,413
 Inventory                           7,427                   7,427 a       -
 Current portion of deferred
   tax asset                        44,502                  44,502 a       -
 Prepaid expenses                  122,829                   4,100 g    118,729
                                ----------  ----------  ----------   ----------
   Total current assets          2,121,851   3,000,000   2,161,122    2,960,729

Furniture, equipment and
 leasehold improvements, net     1,235,608     450,000 a   900,000 a    785,608
Software development costs, net  1,837,375     328,181 a   664,182 a  1,501,374
Deferred tax asset, net            996,488                 996,488 a       -
Other assets                        64,599   1,000,000 a    16,826 g  1,047,773
Other assets                    ----------  ----------  ----------   ----------

  Total assets                  $6,255,921  $4,778,181  $4,738,618   $6,295,484
                                ==========  ==========  ==========   ==========


LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities
  Accounts payable and
    accrued liabilities        $1,731,974   $  72,000 c              $1,259,974
                                              400,000 d
  Deferred revenue                254,567     202,067 b                  52,500
  Current portion of capital
   lease obligation                98,194                                98,194
                              -----------   ---------  -----------   ----------

    Total current liabilities  2,084,735      674,067                 1,410,668
                              ----------   ----------   ----------   ----------

Capital lease obligations          6,419                                  6,419
Notes payable to shareholders    482,830      482,830 c                    -
Long-term debt                   753,196      753,196 e                    -
Deferred tax liability              -                      189,203 a    189,203

Stockholders' Equity
 Common stock                      2,741                                  2,741
 Paid-in capital               4,525,996                              4,525,996
 Retained earnings (deficit)  (1,599,996)    195,000 f   2,165,582 a    160,457
                                              20,926 g
                                             189,203 a
                             -----------  ----------    ----------   ----------

   Total stockholders'equity  2,928,741      405,129     2,165,582    4,689,194
                             ----------   ----------    ----------   ----------

   Total liabilities and
     stockholders' equity    $6,255,921   $2,315,222    $2,354,785   $6,295,484
                            ===========   ==========    ==========   ==========

                     The accompanying notes are an integral part of these
                           pro forma consolidated financial statements.


        F-2

                  APPLIED INTELLIGENCE GROUP, INC.
            PRO FORMA CONSOLIDATED STATEMENT OF OPERATIONS
               For the Six Months Ended June 30, 1998
                           (Unaudited)

                                            Pro Forma Adjustments
                                           -----------------------    Pro Forma
                             June 30, 1998   Debits     Credits    June 30, 1998
                             ------------  ----------- ----------- -------------
REVENUES
 Products, Hardware,
   Point of Sale Equipment     $1,073,238  $1,073,238 h $    -        $    -
 Solutions, Software Licenses     288,269     288,269 h      -             -
 Consulting Fees & System
  Integration Services          3,812,076   3,716,799 h      -           95,277
 Customer Support Fees            318,009     318,009 h      -             -
 Recurring Revenue                654,111        -           -          654,111
 Commissions on Hardware
   sales direct by Vendor            -           -                         -
                               ----------  ----------   ----------    ---------
                Total Revenue   6,145,703   5,396,315        -          749,388

DIRECT COST OF REVENUE OF
  PRODUCTS AND SOLUTIONS         981,114        -          981,114 i       -
                              ----------   ----------   ----------    ---------
                               5,164,589    5,396,315      981,114      749,388
                              ----------   ----------   ----------    ---------

EXPENSES
Salaries and benefits          3,393,260      87,500  j  1,969 868 k  1,510,892
Selling, general and
 administrative                1,146,251        -          441,731 l    704,520
Interest expense, net            100,654        -          100,654 o       -
Depreciation and amortization    502,187        -          162,647 m    339,540
                              ----------  ----------    ----------   ----------
  Total Expenses               5,142,352      87,500     2,674,900    2,554,952
                              ----------  ----------    ----------   ----------

INCOME (LOSS) BEFORE
  INCOME TAXES                   22,237    5,483,815     3,656,014   (1,805,564)

PROVISION (BENEFIT) FOR
  INCOME TAXES                    8,450         -            8,450 n     -
                             ----------   ----------    ----------   ----------

NET INCOME (LOSS)            $   13,787   $5,483,815    $3,644,464  $(1,805,564)
                             ==========   ==========    ==========  ===========


Weighted average shares
 outstanding - Basic          2,731,083                               2,731,083
                             ==========                              ==========

Net income (loss) per
  common share - Basic       $     0.01                              $    (0.66)
                             ==========                              ==========

Weighted average common
 shares outstanding
  - Dilutive                  2,789,518                                2,731,083
                             ==========                               ==========


Net income (loss) per
 common share - Dilutive    $      0.01                              $    (0.66)
                            ===========                              ==========


            The accompanying notes are an integral part of these
                  pro forma consolidated financial statements.

       F-3

                  APPLIED INTELLIGENCE GROUP, INC.
            PRO FORMA CONSOLIDATED STATEMENT OF OPERATIONS
                 For the Year Ended December 31, 1997
                           (Unaudited)


                                            Pro Forma Adjustments
                                           -----------------------   Pro Forma
                              December 31,                         December 31,
                                 1997         Debits     Credits        1997
                             ------------  ----------- -----------  ------------
REVENUES
 Products, Hardware,
   Point of Sale Equipment     $2,664,096  $2,664,096 h $    -        $    -
 Solutions, Software Licenses     131,800     131,800 h      -             -
 Consulting Fees & System
  Integration Services          4,576,233   4,100,597 h      -          475,636
 Customer Support Fees            472,326     472,326 h      -             -
 Recurring Revenue              1,002,527        -           -        1,002,527
 Commissions on Hardware
   sales direct by Vendor         175,860     175,860 h                    -
                               ----------  ----------   ----------    ---------
                Total Revenue   9,022,842   7,544,679        -        1,478,163

DIRECT COST OF REVENUE OF
  PRODUCTS AND SOLUTIONS       2,211,956        -        2,211,956 i       -
                              ----------   ----------   ----------    ---------
                               6,810,886    7,544,679    2,211,956    1,478,163
                              ----------   ----------   ----------    ---------

EXPENSES
Salaries and benefits          6,174,503     175,000  j  3,641,548 k  2,707,955
Selling, general and
 administrative                2,708,351        -        1,152,421 l  1,555,930
Interest expense, net             73,581        -             -          73,581
Depreciation and amortization    827,396        -          340,759 m    486,637
                              ----------  ----------    ----------   ----------
  Total Expenses               9,783,831     175,000     5,134,728    4,824,103
                              ----------  ----------    ----------   ----------

INCOME (LOSS) BEFORE
  INCOME TAXES               (2,972,945)   7,719,679     7,346,684  (3,345,940)

PROVISION (BENEFIT) FOR
  INCOME TAXES               (1,112,127)   1,112,127        74,070 n     -
                             ----------   ----------    ----------   ----------

NET INCOME (LOSS)           $(1,860,818)  $8,831,806    $7,420,754  $(3,345,940)
                             ==========   ==========    ==========  ===========


Weighted average shares
 outstanding - Basic          2,727,438                               2,727,438
                             ==========                              ==========

Net loss per
  common share - Basic       $    (0.68)                             $    (1.23)
                             ==========                              ==========

Weighted average common
 shares outstanding
  - Dilutive                  2,727,439                                2,727,438
                             ==========                               ==========


Net loss per
 common share - Dilutive    $     (0.68)                             $    (1.23)
                            ===========                               ==========


            The accompanying notes are an integral part of these
                  pro forma  consolidated financial statements.



        F-4



                  APPLIED INTELLIGENCE GROUP, INC.
           NOTES TO PRO FORMA CONSOLIDATED FINANCIAL STATEMENTS
                               (unaudited)

                  June 30, 1998 and December 31, 1997



(a) This adjustment records the sale of the assets associated with the Consulting Division of the Company to Netplex for $3,000,000 in cash and 643,000 shares of Netplex Class B Preferred Stock
    (valued at $1,000,000.

(b) This adjustment eliminates deferred revenue that will transfer to Netplex upon closing.

(c) This adjustment records the payment of shareholder notes including the related accrued interest. A portion of the proceeds of the sale of the Consulting Division will be used for payment of these notes.

(d) This adjustment records the payment of past due accounts payable that will be paid from the proceeds of the sale of the Consulting Division.

(e) This adjustment records the payment of the Company's credit facility with a commercial lender that will be paid with the proceeds of the sale of the Consulting Division.

(f) This adjustment records finder's fees, legal, accounting and other expenses of the transaction that will be paid from the proceeds of the sale of the Consulting Division.

(g) This adjustment eliminates trademark, goodwill and prepaid as a result of the sale Consulting Division of the Company.

(h) This adjustment eliminates the revenue directly related to the Consulting Division of the Company acquired by Netplex.

(i) This adjustment eliminates the direct cost of revenue associated with the product and solutions revenue of the Consulting Division.

(j) This adjustment accrues the estimated salary for the new CEO of the Company.

(k) The adjustment eliminates the direct and indirect payroll, taxes and benefits and contract labor associated with the Consulting Division.

(l) This adjustment eliminates the direct and indirect selling, general and administrative expenses associated with the Consulting Division of the Company.

(m) This adjustment eliminates the depreciation and amortization of the fixed assets and capitalized software development costs that were acquired by Netplex in the purchase of the Consulting Division of the Company.

(n) This adjustment records a valuation allowance against the tax benefit of the net operating loss carryforward generated during the period as it is more likely than not that some or all of the net deferred tax asset will not be realized.

(o) This adjustment eliminates interest expense because the proceeds of the sale will pay the Company's credit facility and shareholder notes.


        F-5


                APPLIED INTELLIGENCE GROUP, INC.
                   CONSOLIDATED BALANCE SHEETS
                           (Unaudited)



                   ASSETS                            June 30,        December
                                                       1998          31, 1997
                                                    ----------      ----------
Current assets:
     Cash and cash equivalents                      $  176,338      $   80,769
     Accounts receivable-trade, net of allowance
       for doubtful accounts of $3,713 at June 30,
       1998 and $1,724 December 31, 1997             1,723,342       1,337,322
     Other receivables                                  47,413          44,893
     Inventory                                           7,427           8,707
     Current portion of deferred tax asset              44,502          44,502
     Prepaid expenses                                  122,829          51,634
                                                    ----------      ----------
       Total current assets                          2,121,851       1,567,827

Furniture, equipment & leasehold improvements, net   1,235,608       1,462,575
Software development costs, net                      1,837,375       1,735,420
Deferred tax asset                                     996,488       1,004,938
Other assets                                            64,599          33,393
                                                    ----------      ----------
       Total assets                                 $6,255,921      $5,804,153
                                                    ==========      ==========
LIABILITIES AND STOCKHOLDERS'EQUITY

Current liabilities:
     Book overdraft                                 $      -        $   23,619
     Accounts payable and accrued liabilities        1,731,974       1,507,018
     Deferred revenue                                  254,567         236,134
     Current portion of capital lease obligation        98,194         132,422
                                                    ----------      ----------
   Total current liabilities                         2,084,735       1,899,193

Capital lease obligations, net of current portion        6,419          44,194
Notes payable to shareholders                          482,830         482,830
Long-term debt                                         753,196         490,000
                                                    ----------      ----------
       Total liabilities                             3,327,180       2,916,217

Stockholders' equity:
     Common stock, $.001 par value;
       30,000,000 shares authorized; 2,740,990 and
       2,729,509  shares issued and outstanding at
       June 30, 1998 and December 31, 1997               2,741           2,730
     Additional paid-in capital                      4,525,995       4,498,988
     Accumulated deficit                            (1,599,995)     (1,613,782)
                                                    ----------      ----------
       Total stockholders' equity                    2,928,741       2,887,936
                                                    ----------      ----------
       Total liabilities and stockholders' equity   $6,255,921      $5,804,153
                                                    ==========      ==========


      The accompanying notes are an integral part of these
               consolidated financial statements.
        F-6




                APPLIED INTELLIGENCE GROUP, INC.
              CONSOLIDATED STATEMENTS OF OPERATIONS
                           (Unaudited)

         For the Six Months Ended June 30, 1998 and 1997


                                              1998               1997
                                            ----------        ----------
Revenues                                    $6,145,703        $3,925,936


Expenses:
     Direct cost of sales                      981,114           691,045
     Salaries and benefits                   3,393,260         2,915,294
     Selling, general and
        administrative                       1,146,251         1,253,881
     Interest expense, net                     100,654            30,102
     Depreciation and amortization             502,187           395,732
                                            ----------        ----------
       Total expenses                        6,123,466         5,286,054
                                            ----------        ----------


Income (loss) before income taxes               22,237        (1,360,118)

Provision (benefit) for income taxes             8,450          (451,845)
                                            ----------        ----------
Net income (loss)                           $   13,787         $(908,273)
                                            ==========        ==========

Weighted average shares
   outstanding-Basic                         2,731,083        2,726,947
                                            ==========       ==========


Net income (loss) per common share-Basic    $     0.01       $   (0.33)
                                            ==========       ==========
Weighted average shares
   outstanding-Dilutive                      2,789,518        2,726,947
                                            ==========       ==========


Net income (loss) per common share-Dilutive $     0.01       $   (0.33)
                                            ==========       ==========


      The accompanying notes are an integral part of these consolidated financial statements.

       F-7


                APPLIED INTELLIGENCE GROUP, INC.
         CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY
                           (Unaudited)

             For the Six Months Ended June 30, 1998


                                                     Additional
                                  Common Stock        Paid-in     Accumulated
                                 Shares    Amount     Capital       Deficit
                               ---------   -------   ----------   -----------
Balance, December 31, 1997     2,729,509   $ 2,730   $4,498,988   $(1,613,782)

  Exercise of stock options        4,380         4        6,064          -

  Stock issued under Employee
      Stock Purchase Plan          2,068         2        5,220          -

  Stock issued under Employee
     Stock Bonus Plan              5,033         5       15,723          -

  Net income                        -            -         -           13,787
                               ---------   -------   ----------  -----------
    Balance, June 30, 1998     2,740,990    $2,741   $4,525,995  $(1,599,995)
                               =========   =======   ==========  ===========



      The accompanying notes are an integral part of these consolidated financial statements.

       F-8

                APPLIED INTELLIGENCE GROUP, INC.
              CONSOLIDATED STATEMENTS OF CASH FLOWS
                           (Unaudited)

         For the Six Months Ended June 30, 1998 and 1997

                                                    1998               1997
                                                -----------        -----------
Cash flows from operating activities:
   Net income (loss)                            $    13,787        $ (908,273)
Adjustments to reconcile net income (loss)
 to net cash  provided by (used in)
 operating activities:
   Depreciation and amortization                    502,187           395,732
   Deferred income tax provision (benefit)            8,450          (451,845)
   Decrease (increase) in accounts receivable      (386,020)          592,918
   Decrease (increase) in other receivables          (2,520)           58,445
   Decrease in inventory                              1,280            16,821
   Increase in prepaid expenses                     (71,195)          (79,366)
   Increase in other assets                         (31,206)          (47,321)
   Increase in accounts payable and
      accrued liabilities                           224,956            66,639
   Increase in deferred revenue                      18,433            35,728
                                                 ----------       -----------

Net cash provided by (used in)operating activities  278,152          (320,522)

Cash flows from investing activities:
   Capital expenditures                             (30,679)         (326,322)
   Capitalized expenditures for software
    development                                    (346,496)         (271,190)
                                                 ----------       -----------
Net cash used in investing activities              (377,175)         (597,512)

Cash flows from financing activities:
   Decrease in book overdraft                       (23,619)         (255,617)
   Proceeds from long-term debt                   2,740,116           392,000
   Proceeds from exercise of stock options,
     stock bonus and stock purchase plans            27,018             1,581
   Payments of capital lease obligations            (72,003)          (65,457)
   Payments of shareholder loans                        -             (20,000)
   Payments on long-term debt                    (2,476,920)         (125,000)
                                                 ----------        -----------
Net cash provided by (used in)
   financing activities                             194,592           (72,493)
                                                 ----------        -----------
Net increase (decrease) in cash                      95,569          (990,527)

Cash and cash equivalents at beginning of
  period                                             80,769          1,821,014
                                                 ----------        -----------
Cash and cash equivalents at end of period       $  176,338        $   830,487
                                                 ==========        ===========



      The accompanying notes are an integral part of these consolidated financial statements.


       F-9

                  APPLIED INTELLIGENCE GROUP, INC.
               NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                             (Unaudited)

                            June 30, 1998

NOTE 1.    DESCRIPTION OF BUSINESS

Applied Intelligence Group, Inc. (the "Company") provides business solutions through technology to the retail industry.
The Company's viaLink services combine Electronic Commerce and leading edge Internet-based applications to provide consumer product manufacturers, distributors, and retailers the capability of doing business electronically with all of their trading partners. The subscription-based viaLink service allows supply chain participants to electronically send and receive product cost and promotional information in a format that is compatible with any party's system, regardless of their technological sophistication and at a fraction of the cost of traditional EDI. The Company also provides a diversified range of management consulting and systems integration services to the retail supply
chain.   Through the Company's wholly-owned subsidiary, ijob,
Inc., the Company provides a human resource recruiting application accessible through either the Internet or by telephone. The Company's clients and customers range from small, rapidly growing companies to large corporations and are geographically dispersed throughout the United States.


NOTE 2.    BASIS OF PRESENTATION

The accompanying unaudited consolidated financial statements have been prepared by the Company in accordance with generally accepted accounting principles for interim financial information and with the instructions to Form 10-QSB. Accordingly, they do not include all of the information and footnotes required by generally accepted accounting principles for complete financial statements. In the opinion of management, all adjustments (consisting of normal recurring items) considered necessary for a fair presentation have been included. These interim unaudited consolidated financial statements should be read in conjunction with the audited financial statements and related notes included in the Company's Annual Report on Form 10-KSB as filed on March 31, 1998.

Operating results for the six month period ended June 30, 1998 are not necessarily indicative of the results that may be expected for the full year ended December 31, 1998.


NOTE 3.  RECONCILIATION FOR BASIC AND DILUTIVE EARNINGS PER SHARE ("EPS")

                                         For the Six Months Ended 6/30/98
                                      Income          Shares       Per Share
                                    (Numerator)    (Denominator)     Amount
                                     ---------      -----------    ---------
Basic EPS
   Income available to common
   shareholders                        $13,787        2,731,083       $0.01
                                                                      =====
Effect of Dilutive Securities             -              58,435
                                       -------        ---------
Dilutive EPS
   Income available to common
   shareholders plus assumed
   conversions                        $13,787         2,789,518       $0.01
                                      =======         =========       =====


Options to purchase 462,500 shares of common stock at an average exercise price of $4.75 per share were outstanding during the first six months of 1998 but were not included in the computation of diluted EPS because the options' exercise prices were greater than the average market price of the common shares. The options, which expire on November 30, 2001 and March 1, 2007 were still outstanding at the end of the quarter ended June 30, 1998. In addition, options to purchase 666,197 and 578,697 shares of common stock at a weighted average price of $4.07 and $4.21 were outstanding during the three month period ended June 30, 1998 and during the three month and six month periods ended June 30, 1997, respectively, but were not included in the computation of diluted EPS because the effect of these outstanding options would be antidilutive. These options expire June 12, 1999 through March 1, 2007.

       F-10



              REPORT OF INDEPENDENT ACCOUNTANTS


To the Board of Directors
Applied Intelligence Group, Inc.

We have audited the accompanying consolidated balance sheets of Applied Intelligence Group, Inc. as of December 31, 1997 and 1996 and the related statements of operations, stockholders' equity and cash flows for each of the three years in the period ended December 31, 1997. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Applied Intelligence Group, Inc. as of December 31, 1997 and 1996 and the results of its operations and its cash flows for each of the three years in the period ended December 31, 1997 in conformity with generally accepted accounting principles.



                                        COOPERS & LYBRAND
L.L.P.

Oklahoma City, Oklahoma
March 23, 1998


       F-11


                 APPLIED INTELLIGENCE GROUP, INC.
                   CONSOLIDATED BALANCE SHEETS
                   December 31, 1997 and 1996

<CAPTION


                   ASSETS                    1997          1996
                                          ----------    ----------
Current assets:
  Cash and cash equivalents               $   80,769     $1,821,014
  Accounts receivable - trade, net of
    allowance for doubtful accounts of
    $1,724 in 1997 and $5,631 in 1996      1,337,322      2,009,837
  Other receivables                           44,893        314,874
  Inventory                                    8,707         28,159
  Current portion of deferred tax asset       44,502           -
  Prepaid expenses                            51,634         76,264
                                          ----------     ----------
      Total current assets                 1,567,827      4,250,148

Furniture, equipment and leasehold
  improvements, net                        1,462,575      1,632,147
Software development costs, net            1,735,420      1,308,099
Deferred tax asset, net                    1,004,938           -
Other assets                                  33,393        117,141
                                          ----------     ----------
      Total assets                        $5,804,153     $7,307,535
                                          ==========     ==========

    LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities:
  Book overdraft                         $   23,619     $  284,760
  Accounts payable and accrued
  liabilities                             1,507,018      1,078,506
  Deferred revenue                          236,134        332,449
  Current portion of notes payable
    to shareholders                            -           107,375
  Current portion of capital lease
    obligations                             132,422        135,151
                                         ----------     ----------
      Total current liabilities           1,899,193      1,938,241

Capital lease obligations, net
  of current portion                         44,194        176,618
Long-term debt                              490,000           -
Notes payable to shareholders, net
  of current portion                        482,830        389,000
Deferred income taxes                          -            62,687
                                         ----------      ---------
     Total liabilities                    2,916,217      2,566,546

Commitments and contingencies    (Notes 7 and 10)

Stockholders' equity:
  Common stock, $.001 par value;
   30,000,000 shares authorized;
   2,729,509 and 2,726,500 shares
   issued and outstanding at
   December 31, 1997 and 1996, respectively  2,730          2,727
  Additional paid-in capital             4,498,988      4,491,226
  Retained earnings (deficit)           (1,613,782)       247,036
                                        ----------      ---------
      Total stockholders' equity         2,887,936      4,740,989
                                        ----------      ---------
        Total liabilities and
         stockholders' equity           $5,804,153     $7,307,535
                                        ==========     ==========


The accompanying notes are an integral part of these consolidated financial statements.


        F-12

                      APPLIED INTELLIGENCE GROUP, INC.
                   CONSOLIDATED STATEMENTS OF OPERATIONS
              For the years ended December 31, 1997, 1996 and 1995

                                1997          1996         1995
                            -----------   -----------   -----------

Revenues                    $ 9,022,842   $ 9,507,370   $11,590,224

Expenses:
  Direct cost of sales        2,211,956     2,570,840     3,616,687
  Salaries and benefits       6,174,503     5,167,571     5,673,034
  Selling, general and
    administrative            2,708,351     2,007,999     1,588,655
  Interest expense, net          73,581       219,089       149,042
  Depreciation and
    amortization                827,396       591,205       511,494
                            -----------   -----------   -----------
        Total expenses       11,995,787    10,556,704    11,538,912
                            -----------   -----------   -----------
Income (loss) before
  income taxes               (2,972,945)   (1,049,334)       51,312

Provision (benefit) for
  income taxes               (1,112,127)     (366,925)       42,754
                             ----------    ----------    ----------

Net income (loss)           $(1,860,818)  $  (682,409)   $    8,558
                            ===========   ===========    ==========

Basic and diluted earnings:
  Net income (loss) per
    common share            $      (.68)  $      (.37)   $     .005
                            ===========   ===========    ==========

Weighted average common
  shares outstanding          2,727,438     1,838,522     1,755,628
                            ===========    ==========    ==========





The accompanying notes are an integral part of these consolidated financial statements.


        F-13

                     APPLIED INTELLIGENCE GROUP, INC.
             CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY
            For the years ended December 31, 1997, 1996 and 1995


                                          Additional
                        Common Stock       Paid-in      Retained
                      Shares    Amount     Capital      Earnings
                    ---------  -------   -----------   ----------
Balance,
December 31, 1994   1,500,000   $1,500    $   66,484    $ 920,887

Net income               -        -             -           8,558
                    ---------   ------    ----------    ---------
Balance,
December 31, 1995   1,500,000    1,500        66,484      929,445

Vantage Capital
Resources, Inc
Merger.,              610,000      610       394,317          -

Stock redemptions    (383,500)    (383)      (40,742)         -

Initial public
offering            1,000,000    1,000     4,071,167          -

Net loss                 -        -             -         (682,409)
                   ----------    ------    ----------     --------
Balance,
December 31, 1996   2,726,500    2,727     4,491,226       247,036

Exercise of stock
options                   444     -              279          -

Stock issued under
Employee Stock
Purchase Plan           2,565        3         7,483          -

Net loss                 -        -             -      (1,860,818)
                    ---------   ------    ----------   ----------
Balance (Deficit),
December 31, 1997   2,729,509   $2,730    $4,498,988  $(1,613,782)
                    =========   ======    ==========  ===========


The accompanying notes are an integral part of these consolidated financial statements.

        F-14





                    APPLIED INTELLIGENCE GROUP, INC.
                 CONSOLIDATED STATEMENTS OF CASH FLOWS
           For the years ended December 31, 1997, 1996 and 1997

                                         1997          1996         1995
                                     ------------  -----------  ------------
Cash flows from operating activities:
 Net income (loss)                   $(1,860,818)  $(  682,409) $     8,558
Adjustments to reconcile net income
 (loss) to net cash provided by
 operating  activities:
   Depreciation and amortization         827,396       591,205      511,494
   Deferred income tax provision
     (benefit)                        (1,112,127)     (241,730)     158,237
   Loss on disposal of fixed assets         -            5,720           35
   Decrease (increase) in accounts
     receivable                          672,515       363,680     (602,282)
   Decrease (increase) in other
     receivables                         269,981       (95,995)    (143,580)
   Decrease (increase) in inventory       19,452        (5,767)       1,484
   Decrease (increase) in prepaid
     expenses                             24,630        19,974      (75,473)
   Decrease (increase) in other assets    83,748       (68,698)     119,747
   Increase (decrease) in accounts
     payable and accrued liabilities     428,512      (184,601)     308,505
   Increase (decrease) in deferred
     revenue                             (96,315)      207,986       67,143
                                      ----------   -----------  -----------
Net cash provided by (used in)
  operating activities                  (743,026)      (90,635)     353,868
                                      ----------   -----------  -----------

Cash flows from investing activities:
   Capital expenditures                 (332,987)     (625,893)    (376,541)
   Capitalized expenditures for
     software development               (752,158)     (655,248)    (650,158)
                                      ----------   -----------  -----------
Net cash used in investing activities (1,085,145)   (1,281,141)  (1,026,699)
                                      ----------   -----------  -----------

Cash flows from financing activities:
   Increase (decrease) in book
     overdraft                          (261,141)      115,294      169,466
   Payments of wholesale financing plan     -             -      (1,020,126)
   Proceeds from long-term debt        1,270,000     5,609,000    2,435,000
   Proceeds from shareholder notes         6,455        39,375       76,000
   Proceeds from exercise of stock
     options                                 279         -             -
   Proceeds from employee stock
     purchase plan                         7,486         -             -
   Proceeds from sale of stock              -        4,425,969         -
   Payments of capital lease
     obligations                        (135,153)     (111,347)     (24,610)
   Payment of shareholder note           (20,000)        -             -
   Payments on long-term debt           (780,000)   (6,904,000)  (1,140,000)
                                      ----------   -----------  -----------

Net cash provided by financing
   activities                             87,926     3,174,291      495,730
                                      ----------   -----------  -----------

Net increase (decrease) in cash       (1,740,245)    1,802,515     (177,101)

Cash and cash equivalents at
  beginning of period                  1,821,014        18,499      195,600
                                      ----------   -----------  -----------
Cash and cash equivalents at
  end of period                       $   80,769   $ 1,821,014  $    18,499
                                      ==========   ===========  ===========

Supplemental disclosures of
cash flow information:

   Cash paid for interest             $  123,778   $   251,967  $   138,575
                                      ==========   ===========  ===========
   Cash paid for income taxes,
     net of cash received for
     income taxes                     $  114,852   $   (10,000) $   127,871
                                      ==========   ===========   ==========
Supplemental disclosures of noncash
investing and financing activities:

   Capital lease obligation incurred  $    -       $   205,938  $   241,788
                                      ==========   ===========  ===========


The accompanying notes are an integral part of these consolidated financial statements.


        F-15

                APPLIED INTELLIGENCE GROUP, INC.
          NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1.   SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES:

     General Description of Business.   Applied Intelligence
     Group, Inc. ("the Company") provides a diversified range of management consulting and computer system integration services, along with providing network services and network based computer applications. All services are focused primarily on the retail and wholesale distribution industries. Through the Company's wholly-owned subsidiary, ijob, Inc., the Company also provides a comprehensive automated human resource recruiting, testing, and screening process utilizing the technologies of the Internet and interactive voice response.

     The Company's clients and customers range from small, rapidly growing companies to large corporations and are geographically dispersed throughout the United States.

     Principles of Consolidation. The consolidated financial statements include the accounts of the Company and its wholly-owned subsidiary, ijob, Inc., which was formed June
     30, 1997. All material intercompany balances and transactions have been eliminated.

     Use of Estimates.   The preparation of financial statements
     in conformity with generally accepted accounting principles requires the use of management's estimates and assumptions in determining the carrying values of certain assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts for certain revenues and expenses during the reporting period. Actual results could differ from those estimates.

     Cash and Cash Equivalents.   For purposes of the statement
     of cash flows, the Company considers all highly liquid investments with a maturity of three months or less at the time of purchase to be cash equivalents.

     Risks from Concentrations.   Financial instruments which
     potentially subject the Company to concentrations of credit risk consist principally of temporary cash investments and accounts receivable. The Company places its temporary cash investments with high credit quality financial institutions. Concentrations of credit risk with respect to accounts receivable are limited due to the size of customers and their dispersion across different regions. The Company does not believe a material risk of loss exists with respect to its financial position due to concentrations of credit risk.

     The Company's revenues are in part dependent on large license fees and systems integration contracts from a limited number of customers. In 1997 and 1996, three customers individually accounted for 20, 13, and 10 percent and 17, 14, and 10 percent of the Company's total revenues, respectively. In 1997 and 1996, approximately 57 percent of the Company's total revenues were attributable to five clients. It is anticipated that the Company's revenue derived from current and future large clients will continue to represent a significant portion of its total revenues.
     The loss of, or reduced demand for products or related services from, any of the Company's major clients could have a material adverse effect on the Company's business and results of operations.

     Furniture, equipment and leasehold improvements.
     Furniture, equipment and leasehold improvements are stated at cost. Expenditures for repairs and maintenance are charged to expense as incurred. Upon disposition, the cost and related accumulated depreciation are removed from the accounts and the resulting gain or loss is reflected in operations for the period. The Company depreciates furniture and equipment using the straight-line method over their estimated useful lives ranging from 5 to 10 years. Leasehold improvements are amortized over the lease term using the straight-line method.

                                  F-16

     Revenue Recognition.   The Company recognizes revenues as
     the services are provided. Revenues collected in advance are deferred and recognized as earned. Revenues for fixed-price contracts are recognized using the percentage of completion method. Accounts receivable include unbilled amounts of $193,355 and $534,756 at December 31, 1997 and 1996, respectively.

     Direct Cost of Sales.   Direct Cost of sales represents the
     cost of hardware and certain point-of-sale software acquired for resale, including royalty payments required for sale of the Company's proprietary software products.

     Earnings per Share.   The Company presents basic and diluted
     earnings per share ("EPS") as required under Statement of Accounting Standard No. 128, "Earnings Per Share," ("SFAS 128"), which was adopted in fiscal year 1997. Securities that could potentially dilute basic EPS in the future that were not included in the computation of diluted EPS because to do so would have been antidilutive include common stock options and warrants outstanding at December 31, 1997 and 1996 of 583,078 and 435,208, respectively.

     Income Taxes.   The Company accounts for income taxes under
     the liability method. Accordingly, deferred taxes are determined based on the difference between the financial statement and tax bases of assets and liabilities using the enacted tax rate in effect in the years in which the differences are expected to reverse. Deferred tax expense represents the change in the net deferred tax liability balance.

     Costs of Product Development.   The Company incurred costs
     and expenses of approximately $1,875,000, $1,204,000, and $1,060,000 for product development in 1997, 1996, and 1995, respectively. A substantial portion of these costs relates to development of a network subscription service that the Company made available to subscribers in January of 1997. Certain of these costs are capitalized as Software Development Costs (See Note 4).

     Recently Issued Accounting Pronouncements.   In June 1997,
     the Financial Accounting Standards Board issued a Statement of Financial Standards No. 130, "Reporting Comprehensive Income", the objective of which is to report and disclose a measure of all changes in equity of a company that result from transactions and other economic events of the period other than transactions with owners. The impact of adopting SFAS 130, which is effective for the Company in 1998, is not considered to be material.

     In June 1997, the Financial Accounting Standards Board issued a Statement of Financial Accounting Standards No. 131, "Disclosure about Segments of an Enterprise and Related Information", which establishes standards for reporting information about operating segments in annual and interim financial statements issued to the shareholders. This Statement also establishes standards for related disclosures about products and services, geographic areas, and major customers. The Company plans to adopt this Statement in 1998.

     Reclassifications.   Certain reclassifications of prior year
     balances have been made to conform to the current year presentation.

                                      F-17



2.   WHOLESALE FINANCING PLAN:

     During 1995, the Company had a wholesale financing agreement and Flexible Payment Plan with IBM Credit Corporation ("IBMCC"). The credit agreement generally called for a credit line of $1,500,000, with the borrowing base or advance rate calculated at 75% of accounts receivable and 100% of IBM inventory items. The credit agreement was collateralized by the accounts receivable, inventories and fixed assets of the Company.

     The balance due under this plan of $1,209,186 was extinguished on July 25, 1995 and the financing agreement was canceled.

3.   FURNITURE, EQUIPMENT AND LEASEHOLD IMPROVEMENTS:

     Furniture, equipment and leasehold improvements at December
     31, 1997 and 1996 consists of the following:

                                                     1997        1996
                                                 ----------- -----------
     Furniture and fixtures                      $   482,818 $   461,203
     Computer equipment                            2,029,864   1,788,312
     Computer software                               657,498     595,730
     Leasehold improvements                           55,779      47,727
                                                  ----------- ----------
                                                   3,225,959   2,892,972

     Less:  accumulated depreciation
        and amortization                          (1,763,384) (1,260,825)
                                                 -----------  ----------
     Furniture, equipment and leasehold
        improvements, net                        $ 1,462,575 $ 1,632,147
                                                 =========== ===========


     Included in furniture and fixtures in 1997 and 1996 was $125,886 of assets under a capital lease. Included in computer equipment in 1997 and 1996 was $321,840 of assets under capital leases. The accumulated depreciation for all assets under capital leases at December 31, 1997 and 1996 was $195,177 and $105,636, respectively.

4.   SOFTWARE DEVELOPMENT COSTS:

     The Company capitalizes certain costs, including interest, that are directly related to the development of software.
     In accordance with Statement of Financial Accounting Standards No. 86, capitalization of costs begins when technological feasibility has been established and ends when the product is available for customers. Capitalized software development costs are amortized using the straight-line method over the estimated useful life of five years. Amortization of capitalized software costs for December 31, 1997, 1996, and 1995 was $324,837, $176,756 and $193,246,
     respectively. Accumulated amortization at December 31, 1997 and 1996 was $841,826 and $516,989, respectively.

     The Company continually assesses whether the unamortized capitalized cost of software development is impaired. This assessment is based on the future cashflows expected to be generated by the related product. If an impairment is determined, the amount of such impairment is calculated based on the estimated net realizable value of the related asset. During 1996, the Company wrote-off $294,000 of fully amortized capitalized software development costs. No write offs were made in 1997.

     Total interest costs for the year ended December 31, 1997, 1996, and 1995 were $116,183, $291,089 and $171,106, respectively, of which $54,423 and $22,064, were capitalized in 1996 and 1995, respectively. No interest was capitalized in 1997.

                                       F-18

5.   LONG-TERM DEBT:

     On July 19, 1995, the Company entered into a revolving credit agreement (the "Agreement") with a bank whereby the Company could borrow, under two separate notes, up to the lesser of $3,000,000 or the borrowing base as defined in the agreement. Pursuant to the terms of the revolving credit agreement, upon successful completion of the Company's initial public offering, the working capital note of $800,000 was paid in full on November 27, 1996, and in October, 1997, and December 1997, the terms of the remaining note were renegotiated to a credit line of $500,000. Interest on the note was prime plus 0.5% at December 31, 1997, which was 9%.

     During the first quarter of 1998, the Company completed a new credit facility with a commercial lender that replaced the revolving credit agreement with the bank. Under the new credit facility the Company may borrow up to $1,000,000; however, amounts borrowed are limited to 75% of the Company's accounts receivables as defined by the new facility. The facility is collateralized by accounts receivable and all tangible assets of the Company and is guaranteed by three principal officers of the Company. The promissory note under this agreement is due July 15, 1999. As of December 31, 1997, the Company had borrowed $490,000 under the former facility with the bank, and as of March 23, 1998 had borrowed $569,030 under the new facility with the commercial lender, which was partially used to pay off the bank facility. The amounts borrowed at December 31, 1997 are classified as long-term in conjunction with the terms of the new facility. The interest rate on the new facility is prime plus 3%. In addition, during the first quarter of 1998 the Company obtained a credit facility including a large sale financing option with IBM Credit Corp., whereby the Company may finance directly with IBM Credit Corp. large sales of hardware or software. As of March 23, 1998 no borrowings had been made under this facility.

6.   NOTES PAYABLE TO SHAREHOLDERS:

     Notes payable to shareholders, who are also executive officers of the Company, at December 31, 1997 and 1996, consist of the following:

                                                 1997      1996
                                                -------   -------
    8.50% notes payable to shareholders, due
       at maturity on March 8, 1999            $ 60,000  $ 60,000

     11.50% note payable to shareholder, due
       at maturity on April 5, 1999              55,000      -

     11.50% note payable to shareholder, due
       at maturity on April 21, 1999             77,000      -

     8.50% notes payable to shareholders, due
       at maturity on January 3, 2000            20,000    40,000

     10.00% note payable to shareholder, due
       at maturity on July 28, 200               30,800    28,000

     10.00% note payable to shareholder, due
       at maturity on November 15, 2000          39,375    39,375

     10.00% note payable to shareholder, due
       at maturity on January 5, 1998              -       55,000

     8.50% note payable to shareholder, due
       at maturity on April 1, 2001              46,655    43,000


     10.00% notes payable to shareholders,due
       at maturity on December 21, 2001         154,000   231,000
                                               --------  --------

                                                482,830   496,375

     Less current portion                          -      107,375
                                               --------  --------

                                               $482,830  $389,000
                                              =========  ========

     Interest expense for 1997 and 1996 related to the notes payable to shareholders was $46,473 and $44,375, respectively.

     Combined aggregate maturities of long-term debt and notes payable to shareholders are as follows at December 31, 1997:

        1998                                   $   -
        1999                                    682,000
        2000                                     90,175
        2001                                    200,655
                                               --------
                                               $972,830
                                               ========

                                 F-19


7.   STOCKHOLDERS' EQUITY:

     On April 30, 1996, the Company amended its Certificate of Incorporation to eliminate its previously authorized and designated classes of Voting Common Stock and Non-Voting Common Stock, to authorize a single class of Common Stock with 30,000,000 shares authorized, par value $.001 per share, and to authorize 10,000,000 shares of Preferred Stock, $.001 par value per share. Furthermore, the Company made a stock dividend distribution to its existing shareholders to cause the number of shares of the Company's Common Stock outstanding to increase from 541,000 to 1,500,000. All stockholders' equity amounts have been restated to reflect this stock dividend.

     On June 12, 1996, the Company merged with Vantage Capital Resources, Inc. ("VCRI"). The merger was accounted for as an acquisition of VCRI by the Company in a manner similar to the pooling of interests method of accounting. To consummate the merger, the Company exchanged 610,000 shares of its Common Stock for all of the outstanding common shares of VCRI. VCRI has no operations and, at the time of the merger, had total assets of $541,151 and total liabilities of $103,291.

     On October 14, 1996, the Company redeemed 1,000 shares of common stock issued to a former executive officer in consummation of the merger of VCRI with the Company, for $1.75 per share for an aggregate amount of $1,750. On October 15, 1996, the Company redeemed 22,500 shares of common stock that was also issued to an executive office and director in consummation of the merger of VCRI with the Company, for $1.75 per share for an aggregate amount of $39,375. In redemption of the shares, the Company issued a promissory note in the principal amount of $39,375, bearing interest at the rate of 10 percent per annum (payable at maturity), with a maturity date of November 15, 1997. This note has been extended to November 15, 2000

     Pursuant to an Exchange Agreement dated October 15, 1996, two former executive officers and directors exchanged 360,000 shares of common stock, which were issued in consummation of the merger of VCRI with the Company for stock options, exercisable on November 20, 1998, to purchase 360,000 shares of common stock for $5.00 per share on or before November 30, 2001. The Company has agreed that if it files a registration statement or an amendment to a registration statement under the Securities Act of 1933 with the United State Securities and Exchange Commission, the holders of the stock options have the right through December 31, 2001, to include in such registration statement the stock options and or the common stock or other securities issuable upon exercise of the stock options at no expense to the holders of the stock options. In addition, the executive officers and directors resigned as executive officers and directors of the Company, and their employment agreements were terminated effective June 12, 1996, without any payment of or continuing right to receive compensation under such employment agreement.

     The Company's initial public offering was consummated on November 20, 1996, pursuant to which the Company sold a total of 1,000,000 common shares at an offering price to the public of $5 per share, and 920,000 redeemable common stock purchase warrants, including the underwriter's over-allotment option, at $.125 per share. Each warrant entitles the holder to purchase one share of common stock at $5.00 per share (subject to adjustment) during the three-year period commencing November 20, 1996. The warrants are redeemable by the Company, for $.125 per warrant, on not less than 30 nor more than 60 days' written notice if the average closing price per share of common stock is at least $7.00 per share during a period of 30 consecutive trading days ending not earlier than 20 days before the date the warrants are called for redemption and provided that there is then a current effective registration statement under the Securities Act of 1933, as amended, with respect to the issuance and sale of the common stock upon exercise of the warrants. The net proceeds from the initial public offering to the Company were approximately $4,071,000, after deducting expenses of $428,162 and underwriting discounts.

     The Company established the Applied Intelligence Group, Inc. Employee Stock Purchase Plan (the "Employee Stock Purchase Plan" or "Plan") in April 1997, which was approved by the shareholders at the Annual Meeting of Shareholders on June 3, 1997. The Employee Stock Purchase Plan provides the opportunity for employees to purchase the Company's Stock through payroll deductions, to encourage participation in the ownership and economic progress of the Company. Plan participants may contribute up to $20 per pay period into their account to purchase whole shares of the Common Stock of the Company at pre-determined calendar quarter grant dates or exercise dates. The price will be 85 percent of the per share fair market value on the granting date or the exercise date, whichever is the lesser, of the purchase period. The number of shares of Common Stock authorized and reserved for issuance under the Plan is 100,000 shares. As of December 31, 1997, 2,565 shares of Common Stock have been purchased by Employees of the Company, and are included in the total outstanding shares as of December 31, 1997.

                                     F-20


8.   STOCK OPTION PLAN:

     In 1995, the Company created the 1995 Stock Option Plan (the "Plan"). The Plan provides for incentive stock options and non-incentive stock options to key management, directors, key professional employees or key professional non-employee service providers of the Company. In April 1996, the Company amended the Plan to authorize and reserve up to 300,000 shares of Common Stock for issuance of options under the Plan.

     The Plan permits the issuance of qualified and nonqualified stock options. The Company issued 360,000 options not pursuant to the Plan (see Note 7), which become exercisable after 2 years and expire after 5 years from the original grant date. The exercise price for all options granted to date was based on the fair market value on the date of the grant.

     Activity pertaining to the options is as follows:

                                             Number of  Weighted Average
                                               Shares    Exercise Price
                                             ---------  ----------------
     Outstanding at January 1,  1995            -            $   -

                Granted                      45,513            0.63
                Exercised                       -                -
                Canceled                        -                -
                                             ------
     Outstanding at December 31, 1995        45,513            0.63

                Granted                     396,238            4.69
                Exercised                      -                -
                Canceled                     (6,543)           0.80
                                            -------
     Outstanding at December 31, 1996       435,208            4.32

                Granted                     167,500            3.76
                Exercised                      (444)           0.63
                Canceled                    (19,186)           3.31
                                            -------
    Outstanding at December 31, 1997        583,078           $4.19

                                            =======


                              Outstanding Options
                    ------------------------------------------------
                                 Weighted Average     Weighted
                    Number of        Remaining         Average
    Exercise Price   Shares       Contractual Life  Exercise Price
    --------------  ---------    -----------------  ---------------
    $0.63 - $1.80     70,578          8 years             $1.02
    $3.50 - $5.00    512,500          7 years             $4.63

     The Company applies APB Opinion 25 in accounting for its stock options issued pursuant to the Plan. Accordingly, based on the nature of the Company's grants of options, no compensation cost has been recognized in 1997, 1996 and 1995. Had compensation been determined on the basis of fair value pursuant to FASB Statement No. 123, net income (loss) and net income (loss) per share would not have been materially impacted.


                            F-21

     On February 9, 1998, the Board of Directors of the Company adopted the 1998 Non-Qualified Stock Option Plan (the "Non-Qualified Stock Plan" or "Plan"), to attract, retain and motivate directors, executive officers, key employees and independent contractors of the Company and its subsidiaries by way of granting non-qualified stock options with stock appreciation rights attached. The Non-Qualified Stock Plan authorizes and reserves up to 300,000 shares of Common Stock for issuance and options under the Plan. The option price shall not be less than 85 percent of the fair market value of the Common Stock on the date of grant. All options pursuant to the Plan expire after ten years from the date of grant. The Board of Directors has the discretion to fix the period and the time at which any options granted under the Plan may be exercised.

     As of March 23, 1998, the Company has issued 87,500 stock options to two outside Directors and one independent contractor, with exercise dates from December 31, 1998 through December 31, 2000, at an exercise price of $3.125 per share, as long as the individuals continue to serve the Company.

     On February 10, 1998, the Board of Directors of the Company adopted the 1998 Stock Grant Plan (the "Stock Grant Plan" or "Plan") to attract, retain and motivate consultants, independent contractors and key employees of the Company and its subsidiaries by way of granting shares of stock in the Company.

     The Stock Grant Plan authorizes and reserves up to 150,000 shares of Common Stock of the Company for issuance under the Plan. Shares of Common Stock received pursuant to the Stock Grant Plan restrict the sale, transfer or other disposal of said shares for a period of one year. As of March 23, 1998, no shares of Common Stock had been issued under the Stock Grant Plan.

                                 F-22


9.   INCOME TAXES:

     The components of the provision (benefit) for income taxes for the years ended December 31, 1997, 1996 and 1995 are as follows:

                                       1997        1996       1995
                                  ------------  ---------   ---------
    Current                       $     -       $(125,195)  $(115,483)
    Deferred                       (1,112,127)   (241,730)    158,237
                                  -----------   ---------   ---------
    Provision (benefit) for
     income taxes                 $(1,112,127)  $(366,925) $   42,754
                                  ===========   =========  ==========

     The difference in federal income taxes at the statutory rate and the provision for income taxes for the years ended
     December 31, 1997, 1996, and 1995 are as follows:

                                        1997        1996        1995
                                    -----------   ---------    -------
     Income tax expense (benefit)
       at federal statutory rate    $(1,010,801)  $(356,773)   $17,446
     State income taxes                (118,918)    (41,973)     2,052
     Nondeductible expenses               9,320       6,071     15,960
     Revision of prior year estimate       -         14,273       -
     Other                                8,272      11,477      7,296
                                    -----------   ---------    -------
     Provision (benefit) for
       income taxes                 $(1,112,127)  $(366,925)   $42,754
                                    ===========   =========    =======

     Deferred tax assets (liabilities) are comprised of the following:

                                                 December 31,
                                            ---------------------
                                                1997       1996
                                            ----------  ---------
     Deferred tax assets:
       Allowance for doubtful accounts      $      655  $   2,140
       Compensated absences                     43,847     40,977
       Tax carryforwards                        24,969     22,929
       Net operating loss carryforward       1,730,999    452,613
                                            ----------  ---------
                                             1,800,470    518,659

     Deferred tax liabilities:
       Intangible assets                      (659,460)  (497,078)
       Depreciation and amortization
                                               (91,570)   (84,268)
                                            ----------  ---------
     Net deferred tax asset (liability)     $1,049,440  $ (62,687)
                                            ==========  =========

     Management believes realization of the cumulative net deferred tax asset at December 31, 1997 is more likely than not based upon expected future taxable income and therefore a valuation allowance has not been provided.

     At December 31, 1997, the Company had net operating loss ("NOL") carryforwards for Federal and State purposes of approximately $4,500,000 and $4,900,000, respectively, and other carryforwards of approximately $66,000. The Federal and State NOL carryforwards expire as follows: $1,100,000 and $1,500,000, respectively, in 2011 and $3,400,000 for both in 2012.

                                   F-23

10.  LEASES:

     The Company leases its office and storage space under operating leases. The terms range from month-to-month up to ten years and include options to renew. The Company also leases office equipment under various noncancelable lease agreements. Total rental expense in 1997, 1996 and 1995 for all leases was $455,369, $333,225 and $210,962, respectively.

     Future minimum lease payments under noncancelable leases at December 31, 1997 follows:

                                              Capital   Operating
                                               Leases     Leases
                                              -------- ----------
     1998                                     $146,130 $  456,656
     1999                                       46,020    441,386
     2000                                         -       402,158
     2001                                         -       332,211
     2002                                         -       330,000
     Thereafter                                   -     1,026,000
                                              --------  ---------

     Future minimum lease payments             192,150 $2,988,411
                                                       ==========
     Less amount representing interest          15,534
                                              --------
     Present value of minimum lease payments  $176,616
                                              ========

11. RETIREMENT PLAN:

    The Company has a profit sharing plan ("the Plan") for certain eligible employees who have attained the age of 18 and completed one year of service. Under the Plan, employer contributions are made at management's discretion.
    Participants may contribute up to 6% of earnings as eligible contributions and up to 15% of earnings in total for any Plan year. The Company's discretionary matching percentage is equal to each participant's share of total eligible contributions for a year. The Company made no contributions in 1997, 1996, and 1995.


12.  FAIR VALUE OF FINANCIAL INSTRUMENTS:

     The carrying values of financial instruments included in long-term debt approximate their fair values due to the nature and terms of the instruments involved.


13.  MANAGEMENT'S PLANS FOR IMPROVED OPERATIONS

     The Company operated in 1997 without the services of its Vice President of Sales and Marketing who left the Company in late 1996. In January, 1998, Mr. Larry R. Davenport joined the Company as Vice President of Sales and Marketing. With his extensive experience, the Company expects to improve its sales effort in 1998. In addition, the Company has entered into negotiaions with a large retail software company, whereby the Company will serves as the preferred supplier of hardware to their customers and may obtain consulting engagements to install their software. Substantial hardware sales and consulting revenues are expected from such arrangement in 1998. In addition, in the first quarter of 1998 the Company obtained a $1,000,0000 credit facility to replace its existing bank facility. Further, in support of the potential hardware sales discussed above, the Company obtained a large sale financing facility of $1,000,000 with IBM Credit Corp., whereby the Company may finance directly with IBM Credit Corp. large sales of hardware and software. There can be no assurance that increased revenues and a return to profitability will results from the above events.



        F-24



                  THE NETPLEX GROUP, INC. AND SUBSIDIARIES
                PRO FORMA CONDENSED CONSOLIDATED BALANCE SHEET
                            As of June 30, 1998
                               (Unaudited)



                                As Reported
                                  Netplex                              Proforma
                               June 30, 1998       Adjustments     June 30, 1998
                               -------------      -------------    -------------
ASSETS
Current assets;
 Cash and cash equivalents      $2,084,428         $(3,000,000) A    $3,084,428
                                                     4,000,000  B
 Accounts receivable, net        7,889,632             202,067  A     8,091,699
 Prepaid expenses                  410,003              11,527  A       421,530
                                ----------         -----------       ----------
   Total current assets         10,384,063           1,213,594       11,597,657


Property & equipment, net          994,697             450,000  A     1,444,697
Employee notes receivable          213,792                -             213,792
Acquired software
   development costs                  -                336,001  A       336,001
Fulfilment database, net           863,571                -             863,571
Acquired software, net             379,269                -             379,269
Goodwill, net                    1,058,428           3,185,646  A     4,244,074
Other assets                       241,322              16,826  A       258,148
                               -----------         -----------      -----------
    Total assets               $14,135,142         $ 5,202,067      $19,337,209
                               ===========         ===========      ===========


LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities:

  Accounts payable             $1,975,517           $    -           $1,975,517
  Line of credit                1,894,742            2,000,000 B      3,894,742
  Accrued expenses and other    6,064,771              202,067 A      6,266,838
                              -----------           ----------       ----------

    Total current liabilities  9,935,030             2,202,067       12,137,097
                              ----------            ----------       ----------

Other liabilities                266,630                 -              266,630
                              ----------            ----------       ----------
    Total liabilities         10,201,660             2,202,067       12,403,727

Stockholders' Equity
 Class A preferred stock          11,029                  -              11,029
 Class B preferred stock            -                1,000,000  A     1,000,000
 Common stock                      9,618                   381  B         9,999
 Additional paid in capital    9,661,512             1,999,619  B    11,661,131
 Accumulated deficit          (5,748,677)                 -          (5,748,677)

                             -----------            ----------       ----------

   Total stockholders'equity  3,933,482              3,000,000        6,933,482
                             ----------             ----------       ----------

   Total liabilities and
     stockholders' equity   $14,135,142             $5,202,067      $19,337,209
                            ===========             ==========       ==========

                     The accompanying notes are an integral part of these
                             consolidated financial statements.


       F-25

                   THE NETPLEX GROUP, INC. AND SUBSIDIARIES
            PRO FORMA CONDENESED CONSOLIDATED STATEMENT OF OPERATIONS
                    For the Six Months Ended June 30, 1998
                                  (Unaudited)

                              Pro Forma
                             Netplex and
                                 ABS              AIG               Pro Forma
                             June 30, 1998      Acquisition       June 30, 1998
                            ------------      -------------        -------------
Revenues                     $30,141,642         $5,396,318 C        $35,537,960

Cost of revenues              24,853,533          2,256,146 C         27,109,679
                             -----------        -----------          -----------
    Gross profit               5,288,109          3,140,172            8,428,281
                             -----------        -----------          -----------

Selling, general and
  administrative expenses      5,952,847          1,199,041 C          7,258,076
                                                    106,188 D

                              ----------        -----------           ----------
  Operating income (loss)       (664,738)         1,834,943 C          1,170,205

Interest expenses, net            80,479             95,000 D            175,479
                              ----------        -----------            ---------
INCOME (LOSS) BEFORE
  INCOME TAXES                 (745,217)          1,739,943              994,726


PROVISION FOR INCOME TAXES         -                   -                    -
                             ----------         -----------           ----------

NET INCOME (LOSS)            $ (745,217)         $1,739,943          $   994,726
                             ==========         ===========          ===========


Weighted average shares
outstanding, Basic & Diluted 8,223,292                                8,604,244
                             ==========                               ==========

Basic and diluted loss per
  common share               $    (0.10)                              $    0.10
                             ==========                               ==========


            The accompanying notes are an integral part of these
                     consolidated financial statements.

       F-26


                   THE NETPLEX GROUP, INC. AND SUBSIDIARIES
            PRO FORMA CONDENESED CONSOLIDATED STATEMENT OF OPERATIONS
                    For Year Ended December 31, 1998
                                  (Unaudited)

                              Pro Forma
                             Netplex and
                                 ABS              AIG              Pro Forma
                           December 31, 1997    Acquisition   December 31, 1997
                             ------------      -------------       -------------
Revenues                     $44,613,931         $7,544,678 C        $52,158,609

Cost of revenues              38,463,654          5,074,646 C         43,538,300
                             -----------        -----------          -----------
  Gross profit                 6,150,277          2,470,032            8,620,309
                             -----------        -----------          -----------

Selling, general and
  administrative expenses      9,077,948          2,331,070 C         11,621,395
                                                    212,376 D

                              ----------        -----------           ----------
  Operating income (loss)     (2,927,671)           (73,414)         (3,001,086)

Interest expenses, net           26,337            190,000 D            216,337
                              ----------        -----------            ---------
INCOME (LOSS) BEFORE
  INCOME TAXES               (2,954,008)           (263,414)         (3,217,423)


PROVISION FOR INCOME TAXES         -                   -                    -
                             ----------         -----------           ----------

NET INCOME (LOSS)           $(2,954,008)        $  (263,414)        $(3,217,423)
                            ===========         ===========          ===========


Weighted average shares
outstanding, Basic & Diluted  7,270,863                                7,651,815
                             ==========                               ==========

Basic and diluted loss per
  common share               $    (0.44)                              $   (0.46)
                             ==========                               ==========


            The accompanying notes are an integral part of these
                     consolidated financial statements.



       F-27

                  THE NETPLEX GROUP, INC. AND SUBSIDIARIES
           NOTES TO PRO FORMA CONSOLIDATED FINANCIAL STATEMENTS
                               (unaudited)

                  June 30, 1998 and December 31, 1997

A                                      Debit        Credit
                                      ----------  -----------
   Accounts receivable                  202,067
   Property and equipment               450,000
   Prepaid and other current assets      11,527
   Software development costs           336,001
   Other assets                          16,826
   Goodwill                           3,185,646
        Accrued expenses-deferred revenue           202,067
        Cash                                      3,000,000
        Class B preferred stock                   1,000,000
                                     ----------  ----------
                                      4,202,067   4,202,067
                                     ==========  ==========

   Record purchase of AIG at preliminary estimate of fair values of assets and liabilities acquired.

B                                        Debit       Credit
                                      ---------    ----------
   Cash                               4,000,000
      Line of credit-with Bank                      2,000,000
      Common stock                                        381
      Additional paid in capital                    1,999,619
                                     ----------    ----------
                                      4,000,000     4,000,000
                                     ==========    ==========

   Record expected financing of acquisition of Applied Intelligence Group.

C                                    Year                 Six Months
                              ---------------------  --------------------
  Cost of Revenues            5,074,646              2,256,146
   Selling, G & A expense     1,990,311              1,036,394
   Selling, G&A expense,
      Depre & Amort             340,759                162,647
   Interest                        -                 1,941,131
   Revenue                              (7,544,678)      -      5,396,318
   Net assets (balance
     sheet entry not
     recorded)                 138,962
                           -----------  ---------   ---------  ---------
                             7,544,678  (7,544,678)  5,396,318 (5,396,318)
                            ==========   =========   =========  =========

   Record Applied Intelligence Group estimated profit and loss for the year ended 12/31/97 and the six months ended 6/30/98.


D                                    Year                 Six Months
                              ---------------------  --------------------

  Interest expense (at 9.5%)  190,000                    95,000
  Goodwill amortization                                 106,188
    expense                   212,376
     Accrued expenses                    (190,000)               (95,000)
     Accumulated amortization-Goodwill   (212,376)              (106,188)


  Record interest expense on financing and amortization of estimated goodwill over fifteen years on a straight-line basis.

       F-28

            THE NETPLEX GROUP, INC. AND SUBSIDIARIES
              CONDENSED CONSOLIDATED BALANCE SHEETS
            As of June 30, 1998 and December 31, 1997
                           (Unaudited)


                                           June 30,     December 31,
                                             1998           1997
                                        ------------  --------------
                ASSETS
Current Assets:
Cash and cash equivalents               $  2,084,428  $   353,005
Accounts receivable, net                   7,889,632    4,133,148
Prepaids and other current assets            410,003      432,842
                                        ------------  -----------
  Total current assets                    10,384,063    4,918,995

Property and equipment, net                  994,697      952,546
Employee notes receivable                    213,792      193,464
Other assets                                 241,322       82,738
Fulfillment database, net                    863,571         -
Acquired software, net                       379,267      418,225
Goodwill, net                              1,058,428      346,529
                                        ------------  -----------
  Total assets                          $ 14,135,140  $ 6,912,497
                                        ============  ===========


  LIABILITIES AND STOCKHOLDERS'EQUITY
Current liabilities:
Accounts payable                        $  1,975,515 $    567,805
Line of credit                             1,894,742    1,316,300
Accrued expenses and other                 6,164,771    3,588,594
                                        ------------  -----------
  Total current liabilities               10,035,028    5,472,699

Other liabilities                            166,630      109,096
                                        ------------  -----------

  Total liabilities                       10,201,658    5,581,795


Stockholders' equity:
Class A cumulative preferred stock;
   $.01 par value; 2,000,000 authorized,
   outstanding 1,102,983 shares in 1998
   and 1,062,500 shares in 1997
   (liquidation preference of the greater of
   [i]two times the stated value of $2
   per share plus all accrued and unpaid
   dividends, or [ii] the amount that would have
   been received if such shares were
   converted to Common Stock on the business day
   immediately prior to the liquidation)     11,029       10,625
Common stock $.001 par value
   20,000,000 authorized, outstanding
   9,618,825 share in 1998
   7,470,370 shares in 1997                    9,618        7,470
Additional paid in capital                 9,661,508    6,272,407
Accumulated deficit                       (5,748,673)  (4,959,800)

Commitments and contingencies
                                         -----------  -----------
  Total stockholders' equity               3,933,482    1,330,702

  Total liabilities and stockholders'
    equity                              $ 14,135,140 $  6,912,497
                                        ============  ===========

  See accompanying notes to consolidated financial statements.

        F-29

            THE NETPLEX GROUP, INC. AND SUBSIDIARIES
         CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
                           (Unaudited)


                                               Six Months Ended
                                                   June 30,
                                            -----------------------
                                                1998       1997
                                            ----------- -----------

Revenues                                    $27,677,446 $19,708,901


Cost of revenues                             23,133,659  17,810,553
                                            -----------  ----------

Gross profit                                  4,543,787   1,898,348



Selling, general and administrative
   expenses                                   5,252,181   3,444,953
                                             ----------  ----------

Operating loss                                 (708,394) (1,546,605)
                                             ----------  ----------

Other income (expense)
Interest income (expenss), net                 (80,479)      39,405
                                             ---------    ---------

Loss before income taxes                      (788,873)  (1,507,200)

Income tax provision (benefit)                     -            -
                                            ----------  -----------

Net loss                                    $ (788,873) $(1,507,200)
                                            ==========  ===========

Basic and dilutive (loss) per
    common share                            $    (0.11) $     (0.26)
                                            ==========  ===========


Weighted average common shares
  outstanding, basic and diluted             8,472,566    6,517,750
                                            ==========   ==========


  See accompanying notes to consolidated financial statements.

        F-30

            THE NETPLEX GROUP, INC. AND SUBSIDIARIES
         CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
                For the Six Months Ended June 30,
                           (Unaudited)


                                                      1998         1997
                                                   ----------  ------------

Operating activities:

Net cash flow used in operating activities         $ (701,814) $ (2,218,362)
                                                   ----------  ------------
Investing activities:
   Purchases of property and equipment               (182,223)      (54,632)
   Cash paid in acquisition, net of cash acquired    (146,670)         -
   Proceeds from the exercise of stock options           -           69,934
                                                   ----------  ------------
Net cash flow from investing activities              (328,893)       15,302

Financing activities:
   Net proceeds from stock offerings                  3,069,125          -
   Borrowings under line of credit                     (271,199)         -
   Principal payments on capital lease olibations       (35,796)    (15,086)
   Dividends paid on Class A preferred stock                -      (180,695)
                                                    -----------  ----------

Net cash flow from financing activities               2,762,130    (195,781)
                                                    -----------  ----------


Increase (decrease) in cash and cash equivalents      1,731,423   (2,398,841)


Cash and equivalents at beginning of period             353,005    3,691,099
                                                    -----------  -----------


Cash and equivalents at end of period               $ 2,084,428  $ 1,292,258
                                                   ============  ===========


Supplemental information:
   Cash paid (received) during the period for:
     Interest                                      $     86,182  $     4,612
                                                   ============  ===========

      Income taxes                                 $       -     $      -
                                                   ============  ===========



  See accompanying notes to consolidated financial statements.





        F-31





            THE NETPLEX GROUP, INC. AND SUBSIDIARIES
      NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
                     June 30, 1998 and 1997
                           (Unaudited)

(1)  General
     -------
   The   accompanying  unaudited  condensed   consolidated
   financial statements of The Netplex Group, Inc. and Subsidiaries ("Netplex" or the "Company") have been prepared in accordance with generally accepted accounting principles for interim financial information and with the instructions to Form 10-Q and Rule 10-01 of Regulation S-X. Accordingly, certain information and note disclosures normally included in the financial statements presented in accordance with generally accepted accounting principles have been condensed or omitted. The Company believes the disclosures made are adequate to make the information presented consistent with past practices. However, these condensed consolidated financial statements should be read in conjunction with the consolidated financial statements and notes thereto included in the Company's annual report on Form 10-KSB for the fiscal year ended December 31, 1997.

   In the opinion of the Company, the accompanying condensed consolidated financial statements reflect all adjustments and reclassifications (which include only normal recurring adjustments) necessary to present fairly the financial position of the Company as of June 30, 1998 and December 31, 1997, the results of its operations for the three months and six months ended June 30, 1998 and its cash flows for the six months ended June 30, 1998 and 1997. Interim results are not necessarily indicative of the results that may be expected for the fiscal year ended December 31, 1998.

   Business
   --------
   Based in McLean, Virginia with twelve offices throughout the U.S., The Netplex Group, Inc. together with its wholly owned subsidiaries, is an Information Technology (IT) Services and Solutions company providing the people, technologies, and processes that build, manage, and protect business information systems. Through the strategic teaming of business consulting
   practice   areas,   operating   units,   and   wholly    owned
   subsidiaries, Netplex believes that it is positioned to deliver: IT Solutions - Design and implementation of systems solutions to address IT related business needs; IT Staffing -
   Staff augmentation and flexible task outsourcing; and IT Contractor Resources - Business services for the independent
   IT Consultant.

   Basis of Presentation
   ---------------------
   The accompanying financial statements include the accounts of Netplex Systems, Inc. (formerly The Netplex Group, Inc.) America's Work Exchange, Inc., its wholly owned subsidiary
   Software Resources of New Jersey, Inc, now known as Contractors Resources ("CR"), Onion Peel Solutions, L.L.C. ("Onion Peel"), and PSS Group, Inc. ("PSS") for the three months ended June 30, 1998. The financial statements exclude the accounts of Onion Peel and PSS for the three and six months ended June 30, 1997 because the effective dates of their acquisitions, which were accounted for using the purchase method of accounting, were subsequent to June 30, 1997. Only the balance sheet of Automated Business Systems ("ABS") acquired in June 1998 is included in the financial statements. The Company's statement of operations for the three and six months ended June 30, 1998 does not include the results of operations of ABS from June 18, 1998 (acquisition date) to June 30, 1998, as such amounts are not material.

                                    F-32

   All significant intercompany transactions were eliminated in consolidation.

   Earnings (loss) per share
   -------------------------
   Basic net loss per share is calculated using the weighted average number of common shares outstanding during the periods. Diluted net loss per common share is calculated using the weighted average number of common shares and dilutive potential common shares outstanding during the periods. For the three month and six month periods ended June 30, 1998 and 1997, the assumed exercise of the Company's outstanding stock options and warrants and Convertible Preferred Stock has not been included in the calculation as the effect would be anti-dilutive.

  A reconciliation of the numerators and denominators of the basic and diluted EPS for the three months and the six months ended June 30, 1998 and 1997, is provided below:


                                           Income     Shares        Per-Share
                                       (Numerator) (Denominator)      Amount
                                       ----------   -----------     ---------
    Three months ended June 30, 1998
     Net Loss                          $ (373,616)
     Preferred stock dividend               55,149
                                       -----------
     Basic and diluted EPS
      Loss to common shareholders      $ (428,765)    9,172,542    $ (0.05)
                                       ==========                  =======
    Three months ended June 30, 1997
     Net Loss                          $ (741,349)
     Preferred stock dividend              82,500
                                       ----------
     Basic and diluted EPS
      Loss to common shareholders      $ (823,849)    6,577,870    $ (0.13)
                                       ==========                  =======
    Six months ended June 30, 1998
     Net Loss                          $ (788,873)
     Preferred stock dividend             111,612
                                       ----------
     Basic and diluted EPS
      Loss to common shareholders      $ (900,485)    8,472,566    $ (0.11)
                                       ==========                  =======
    Six months ended June 30, 1997
     Net Loss                          $(1,507,200)
     Preferred stock dividend              165,500
                                       -----------
     Basic and diluted EPS
      Loss to common shareholders      $(1,672,700)    6,517,750   $ (0.26)
                                       ===========                 =======


                                        F-33

(2)  Acquisitions
   ------------
   Onion Peel Solutions L.L.C.
   ---------------------------
   The Company acquired Onion Peel Solutions L.L.C., a Raleigh, NC based provider of network management solutions as of July 1, 1997, by issuing 80,000 shares of its Common Stock to the members of Onion Peel, subject to the issuance of additional shares based on the closing price of the Company's Common Stock on December 31, 1998. The acquisition was accounted for using the purchase method of accounting, whereby the $400,000 purchase price was allocated to the fair value of the assets acquired and the liabilities assumed.



   PSS Group, Inc.
   ---------------
   On January 30, 1998, the Company completed the purchase of all of the stock of The PSS Group, Inc. ("PSS"), the technical professional staff augmentation operations and business of Preferred Systems Solutions, Inc. ("Preferred") and formerly a wholly owned subsidiary of Preferred. In consideration for the purchase, the Company paid $300,000 at closing and on or before January 15, 1999 will pay $300,000 in cash or 200,000 shares of its Common Stock or any combination thereof, at Preferred's option. The agreement also provides that Preferred will receive additional consideration (the "Earn-out") if PSS meets certain operating targets. Such Earn-out may be paid at the Company's option in cash or its Common Stock based on future stock prices, or any combination thereof. In connection with the acquisition, the Company and PSS have entered into employment agreements with certain employees of PSS. The acquisition was recorded effective January 1, 1998 using the purchase method of accounting.

   The purchase price of the PSS acquisition was determined to be $600,000 (subject to adjustment for contingent consideration) and was preliminarily allocated to the fair value of the assets and liabilities acquired, as follows:


   Cash                          $    148,000
   Accounts receivable                800,000
   Fulfillment database               930,000
   Other assets                       122,000
   Less liabilities assumed        (1,400,000)
                                 ------------
   Net assets acquired           $    600,000
                                 ============

   The Company is amortizing the fulfillment database (resume database) over 7 years using the straight-line method.

                                          F-34


   Automated Business Systems
   ---------------
   On June 18 1998, the Company completed the purchase of all of the stock of Automated Business Solutions and Kellar Technology Group, Inc. (Collectively "ABS"). In consideration for the purchase, the Company paid $200,000 and issued 450,000 shares of its Common Stock. The agreement also provides that the former shareholders of ABS will receive additional consideration (the "Earn-out") if ABS meets certain operating targets. In connection with the acquisition, the Company has entered into employment agreements with certain employees of ABS. The acquisition was recorded effective June 30, 1998 using the purchase method of accounting. The results of operations for the period from June 18, 1998 to June 30, 1998 are not material and the future results of operations of ABS will be included beginning effective July 1, 1998.

   The purchase price of the ABS acquisition was determined to be $791,000 (subject to adjustment for contingent consideration) and was preliminarily allocated to the fair value of the assets and liabilities acquired, as follows:



   Cash                          $    205,000
   Accounts receivable                756,000
   Property and equipment              51,000
   Other assets                        33,000
   Goodwill                           673,000
   Less liabilities assumed          (927,000)
                                 ------------
   Net assets acquired           $    791,000
                                 ============

   The Company is amortizing the goodwill resulting from the acquisition over a estimated useful life of 15 years using the straight-line method.


  The following unaudited supplemental financial information presents the consolidated results of the Company from continuing operations, on a proforma basis, and the resulting increase in common shares outstanding, as though the acquisitions of Onion Peel, PSS and ABS were consummated on January 1, 1997.




                                         Unaudited
                       --------------------------------------------
                       (amounts in thousands, except per share data)
                       --------------------------------------------

                               Three Months      Six Months
                          ------------------  ----------------
                                 June 30,         June 30,
                              1998     1997    1998     1997
                           -------   -------  -------  -------

  Revenue                  $16,070   $11,559  $30,142  $22,826
                           =======   =======  =======  =======

  Net loss                    (345)    (920)    (728)  (1,769)
                           =======   =======  =======  =======


  Weighted Average Shares
    Outstanding               9,623    7,108    8,923    7,048
                           ========   ======   ======   ======


  Loss per share             $(0.04)   $(0.14)  $(0.09)  $(0.27)
                           ========   =======   ======   ======

                                      F-35


(3)  Equity Financings
   -----------------
   Between January 1, 1998 and June 30, 1998, the Company has raised additional equity totaling $3,069,000 as follows:

   In February 1998 the Company raised $100,000 through the sale of 80,000 shares of non-registered Common Stock plus a warrant to purchase an additional 100,000 shares of common stock at $1.20.

   In March 1998 the Company raised $1,457,000 of financing in a Private Placement raised primarily from accredited investors and employees of the Company. The Company issued shares of non-registered Common Stock to purchasers who have agreed not to sell or otherwise distribute their shares for a period of one
   year.   These restricted shares carry registration rights  and
   were offered at $1.00 per share. The funds will be used to finance operations and additional acquisitions.

   On April 7, 1998 Netplex completed the sale of 1,500 units of a Private Placement, totaling $1.5 million ($1.3 million after fees and expenses). The sale represents the first half of a transaction that could include the sale of an additional 1,500 units for $1.5 million at a future date, subject to the satisfaction of certain conditions. Each unit sold in the private placement consisted of a prepaid Common Stock purchase warrant entitling the holder to acquire such number of shares of the Company's Common Stock as is equal to $1,000 divided by an adjustable exercise price and an additional incentive warrant to acquire 52 shares of Common Stock (or an aggregate of 78,000 shares of Common Stock). The Company also granted the placement agent a warrant to purchase 39,000 shares of Common Stock plus a placement fee and a non-accountable expense allowance equal to 12.53% of the proceeds of the offering. The second half of the transaction would be for the sale of an additional and committed 1,500 units, for $1,000 per unit.


   In April 1998 the Company raised $198,000 of financing in two Private Placements raised from accredited investors. The
   Company issued shares of non-registered Common Stock to purchasers who have agreed not to sell or otherwise distribute their shares for a period of one year. These restricted shares carry registration rights and were offered at $1.375 to $1.50 per share. The funds will be used to finance operations and additional acquisitions.

   The  above  equity  financings enabled the Company  to  exceed
   NASDAQ's  published  net  tangible  asset  requirement  of  $2 million and continue its listing on the NASDAQ SmallCap Stock market.

                                          F-36

(4)  New Accounting Pronouncements
   -----------------------------
   In June 1997, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards ("SFAS' SFAS No. 131 Segment Information. This standard is effective for reporting periods beginning January 1, 1998. SFAS No. 131 amends the requirements for public enterprises to report financial and descriptive information about its reportable operating segments. Operating segments, as defined in SFAS
   No. 131, are components of an enterprise for which separate financial information is available and is evaluated regularly by the Company in deciding how to allocate resources and in assessing performance. The financial information is required to be reported on the basis that it is used internally for evaluating the segment performance. The Company believes it operates in three segments as defined: IT Solutions, IT Staffing, and IT Contractors Resources. The Company believes that the implementation of this pronouncement will affect financial statement presentation.

                                    F-37



                Independent Auditors' Report

Board of Directors and Stockholders
The Netplex Group, Inc. :

We have audited the accompanying consolidated balance sheets of The Netplex Group, Inc. and subsidiaries (the "Company") as of December 31, 1997 and 1996, and the related consolidated statements of operations, stockholders' equity and cash flows for the years then ended. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits. We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.
In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of The Netplex Group, Inc. and subsidiaries as of December 31, 1997 and 1996 and the results of their operations and their cash flows for the years then ended, in conformity with generally accepted accounting principles.


                                         /s/ KPMG Peat
Marwick LLP

McLean, Virginia
April 10, 1998

       F-38

            THE NETPLEX GROUP, INC. AND SUBSIDIARIES
                   Consolidated Balance Sheets
                   December 31, 1997 and 1996

                        Assets                         1997             1996
                                                    ----------      ----------
Current assets:

 Cash and cash equivalents                          $  353,005      $3,691,099
 Accounts receivable, net of allowance
   for doubtful accounts of $133,000
   and $177,000, respectively                        4,133,148       4,304,662

 Notes receivable                                      200,000            -
 Prepaids and current assets                           232,842         350,074
                                                    ----------      ----------

  Total current assets                               4,918,995       8,345,835


 Property and equipment, net                           952,546       1,090,617
 Other assets                                           82,738          78,988
 Employee notes receivable                             193,464            -
 Acquired software, net                                418,225            -
 Goodwill, net                                         346,529         373,180
                                                    ----------      ----------
  Total assets                                      $6,912,497      $9,888,620
                                                    ==========      ==========


             Liabilities and Stockholders' Equity

Current liabilities:
 Accounts payable                                   $  567,805      $  936,865
 Line of credit                                      1,316,300           -
 Accrued expenses                                    3,383,024       5,166,184
 Deferred revenue                                      109,497         329,267
 Obligation under capital lease, current portion        96,073         106,347
                                                    ----------      ----------
  Total current liabilities                          5,472,699      $6,538,663

 Obligation under capital lease, net of
   current portion                                     109,096         110,669
                                                    ----------      ----------

  Total liabilities                                  5,581,795       6,649,322
                                                    ----------       ---------
Stockholder's equity:

 Class A Cumulative Convertible
   Preferred Stock; $.01 par value;
   liquidation preference of the greater of (i)
   two times the stated value of $2 per share
   plus all accrued and unpaid
   dividends, or (ii) the amount that
   would have been received if such
   shares were converted to Common
   Stock on the business day
   immediately prior to the
   liquidation; 2,000,000 shares
   authorized, 1,062,500 and 1,750,000
   shares outstanding in 1997 and 1996,
   respectively                                         10,625          17,500

 Common stock, $.001 par value; 20,000,000
 authorized, 7,470,370 and 6,442,903 shares
 outstanding in 1997 and 1996, respectively              7,470           6,443
 Additional paid in capital                          6,272,407       5,301,542
 Accumulated deficit                                (4,959,800)    (2,086,197)
                                                   -----------      ----------



  Commitments and contingencies

  Total stockholders' equity                         1,330,702       3,239,288
                                                   -----------      ----------

        Total liabilities and stockholders'equity  $ 6,912,497      $9,888,620
                                                   ===========      ==========



  See accompanying notes to consolidated financial statements.


       F-39
            THE NETPLEX GROUP, INC. AND SUBSIDIARIES
              Consolidated Statements of Operations
             Years ended December 31, 1997 and 1996

                                                    1997           1996
                                                ------------   ------------

Revenue                                         $ 40,468,134   $ 33,524,679


Cost of revenue                                   35,415,644     30,878,166
                                                ------------    -----------

  Gross profit                                     5,052,490      2,646,513


Selling, general and administrative expense        7,899,756      5,205,906
                                                ------------    -----------

Operating loss                                    (2,847,266)    (2,559,393)


Other income/(expenses)
 Interest income/(expensee), net                     (26,337)        33,119
 Other income                                            -            4,808
                                                 -----------     ----------
                                                     (26,337)        37,927

Loss from continuing operations
  before income taxes                             (2,873,603)   (2,521,466)

Income tax (benefit) provision                         -           (34,000)
                                                 -----------    ----------


 Loss from continuing operations                  (2,873,603)   (2,487,466)


Discontinued operations
   Loss from operations of discountined
      business                                           -      (1,332,050)

   Net gain from disposal                                -       1,820,129
                                                 -----------    ----------


Income from discontinued operations                      -         488,079


Net loss                                        $(2,873,603)   $(1,999,387)
                                                ===========    ===========


Basic and diluted earnings (loss) per common share
  Continuing operations                            $  (0.46)   $     (0.51)
  Discontinued operations                               -             0.09
                                                -----------     -----------
    Total                                          $  (0.46)   $     (0.42)
                                                ===========    ===========

  Weighted average common shares
   outstanding, basic and diluted                 6,820,863      5,026,306
                                                ===========      =========

  See accompanying notes to consolidated financial statements.


       F-40

                    THE NETPLEX GROUP, INC. AND SUBSIDIARIES
                 Consolidated Statements of Stockholders' Equity
                     Years ended December 31, 1997 and 1996

                                  Class A
                                Cumulative
                                Convertible
                                 Preferred
                                   Stock        Common Stock   Additional
                              --------------   ----------------  paid in  Accumulated
                              Shares      $     Shares     $     capital    deficit     Total
                             --------- ------  --------- ------ --------- ---------- -----------

Balance at December 31, 1995     -         -   3,197,608 31,976   579,124    (86,810)    524,290
  Net loss                       -         -      -        -         -    (1,999,387) (1,999,387)
  Reduction in par value
    resulting from the
    merger of the Company
    with Netplex from $0.01
    per share to $0.001 per
    share                        -         -      -     (28,778)   28,778      -           -
  Issuance of common shares in
   the merger of the Company
   with Netplex                  -         -   3,245,295  3,245 1,767,488      -       1,770,733
 Private placement of Class A
   Cumulative, Convertible                                                    -       3,041,846
   Stock                     1,750,000  17,500    -        -    3,024,346                (98,194)
 Preferred stock dividends       -         -      -        -      (98,194)     -
                             ---------  ------ --------- ------ --------- ----------  ----------
Balance at December 31, 1996 1,750,000  17,500 6,442,903  6,443 5,301,542 (2,086,197)  3,239,288
 Net loss                        -         -      -        -        -     (2,873,603) (2,873,603)
 Conversions of preferred
   stock to common stock      (687,500) (6,875)  687,500    687     6,188      -           -
 Exercise of common stock
   warrants                      -         -     225,000    225   537,275      -         537,500
 Preferred stock dividends       -         -      -       -       (82,500)     -         (82,500)
 Issuance of common stock
   options                       -         -      -       -        40,000      -          40,000
 Issuance of common stock
   in connections
   with Onion Peel Solutions,
   LLC acquisition               -         -      80,000     80   399,920      -         400,000
 Exercise of common stock        -         -      34,967     35    69,982      -          70,017
   option
                             ---------  ------ --------- ------ --------- ----------  ----------
Balance at December 31, 1997 1,062,500 $10,625 7,470,370  7,470 6,272,407 (4,959,800)  1,330,702
                             =========  ====== ========= ====== ========= ==========  ==========


          See accompanying notes to consolidated financial statements.

       F-41
            THE NETPLEX GROUP, INC. AND SUBSIDIARIES
              Consolidated Statements of Cash Flows
             Years ended December 31, 1997 and 1996

                                          1997            1996
                                       -----------    -----------
Operating activities:
  Net loss                             $(2,873,603)   $(1,999,387)
  Adjustments to reconcile net
    loss to net cash used in
    operating activities
      Depreciation and amortization        464,213        587,902
      Expense on options granted            40,000           -
      Gain on sale of Worldlink
        product technology                    -        (1,820,129)
      Deferred income taxes                   -           (34,000)
      Change in assets and liabilities,
        net of effects of acquisition:
           Accounts receivable             301,321       (789,955)
           Prepaid expenses and other
              current assets               117,712       (117,496)
           Other assets                       -            (9,404)
           Accounts payable and accrued
              expenses                  (2,159,896)     1,190,669
           Deferred revenue               (219,770)      (131,643)
                                        ----------     ----------
           Net cash used in operating
             activities                 (4,330,023)    (3,123,443)
                                        ----------     ----------
Investing activities
  Capital expenditures                    (105,438)      (631,983)
  Net proceeds from the sale of               -         2,492,795
    WorldLink product technology             2,149      1,245,062
  Cash acquired in business acquistion  ----------     ----------

     Net cash provided by/(used in)       (103,289)     3,105,874
       investing activities

Financing activities
  Proceeds from the exercise of stock
    options and warrants                   607,517          -
  Note receivable                         (200,000)         -
  Employee notes receivable               (193,464)         -
  Payment of dividends on Class A
    preferred stock                       (180,694)         -
  Principal payments on capital
    lease obligations                      (99,945)       (14,019)
  Line of credit advances                1,316,300        650,000
  Line of credit repayments                (95,000)      (650,000)
  Repayments of other notes payable        (59,496)      (159,870)
  Proceeds from private placement             -         3,041,846
                                        ----------     ----------
    Net cash provided by financing
      activities                         1,095,218      2,867,957
                                        ----------     ----------

  Increase (decrease) in cash and       (3,338,094)     2,850,388
     cash equivalents

Cash and Cash equivalents at beginning
  of period                              3,691,099        840,711
                                        ----------     ----------

Cash and cash equivalents at end of
   period                                  353,005      3,691,099
                                       ===========     ==========

Supplemental information
  Cash paid during the period for:
    Interest                                61,366         24,247
                                      ============     ==========
    Income taxes                              -            12,985
                                      ============     ==========
    Capital lease obligation                88,098        241,561
                                      ============     ==========

  See accompanying notes to consolidated financial statements.

       F-42

            THE NETPLEX GROUP, INC. AND SUBSIDIARIES
           Notes to Consolidated Financial Statements
                   December 31, 1997 and 1996

(1)  The Business and Basis of  Presentation

  The Business
  ------------
  The Netplex Group, Inc. ("the Company") was incorporated in 1986 to provide IT services and solutions. Netplex is an Information Technology (IT) company that provides the expertise and information systems to link employees, customers, prospects, suppliers and manufacturers to help "network-enable" organizations. The Company re-sells technology products when necessary to deliver to customers fully integrated system solutions. The Company also provides certain business services to independent consultants who become the Company's employees.

  Basis of presentation
  ---------------------

  Merger with Netplex
  -------------------
  On June 7, 1996, the Company (formerly known as "CompLink, Ltd." or "CompLink") acquired and merged with America's Work Exchange and The Netplex Group, Inc. (collectively referred to as "Netplex") in a reverse merger transaction by issuing approximately 3,245,000 shares of Common Stock, or 50.4 % of the Company's outstanding stock after giving effect for the merger. The merger agreement also provided for the Company to assume 1,691,000 outstanding Common Stock options of Netplex.

  The merger has been accounted for under the purchase method of accounting as a reverse merger, since the shareholders of Netplex, which have common control, received the larger of the voting rights of the combined entity. As a result, Netplex is considered the acquirer for accounting purposes.

  The merger resulted in a re-capitalization of the acquirers, so that the resulting capitalization of the Company after the merger is that of CompLink's giving effect to the issuance of new shares and elimination of CompLink's accumulated deficit. In addition, the par value of the Company's Common Stock was decreased from $0.01 per share to $0.001 per share in connection with the merger. The assets and liabilities of CompLink were recorded by the Company at book value which approximates fair value.

  The statement of operations for the year ended December 31, 1996 reflect those of Netplex for the year and those of CompLink and its wholly-owned subsidiary, Technology Development Systems ("TDS"), commencing on June 1, 1996. The merger has been accounted for assuming that it occurred on May 31, 1996. The operating results of CompLink and TDS from June 1, 1996 up to June 7, 1996 (the merger date) have been included in the Company's 1996 consolidated statement of operations, as such amounts are not material.

  Coincident with the merger the Company's name was changed from CompLink, Ltd. to The Netplex Group, Inc. and the entity known as The Netplex Group, Inc. prior to the merger changed its name to Netplex Systems, Inc. The Company's fiscal year end was changed from July 31 to December 31. Upon completion of the merger, the Company consisted of Netplex Systems, Inc.; America's Work Exchange ("AWE") and its wholly- owned subsidiary, Software Resources of New Jersey , now known as Contractors Resources ("CR"), and The Netplex Group, Inc. (formerly known as CompLink Ltd.) and its wholly-owned subsidiary, TDS.


                                 F-43

  Acquisition of Onion Peel Solutions L.L.C.
  ------------------------------------------
  On July 1, 1997, the Company acquired all of the outstanding membership interests of Onion Peel Solutions L.L.C. ("Onion Peel"), a Raleigh, NC based provider of network management solutions, in exchange for 80,000 shares of its Common Stock, subject to the issuance of additional shares based on the closing price of the Company's Common Stock on December 31, 1998. The acquisition was accounted for using the purchase method of accounting, whereby the $400,000 purchase price was allocated to the fair value of the assets acquired and the liabilities assumed.

  The operating results of Onion Peel have been included in the Company's consolidated results from July 1, 1997. The acquired intangible asset recorded on the consolidated balance sheet represents the fair value of Onion Peel's software license rights. This intangible asset is being amortized on a straight - line basis over four years. Amortization of the software license rights was $46,470 in 1997.

  The following unaudited supplemental financial information presents the consolidated results of the Company from continuing operations, on a pro forma basis, as though the merger with CompLink and the acquisition of Onion Peel were consummated on January 1, 1996 and reflect the historical results of operations of the purchased business adjusted for goodwill amortization and increased common shares outstanding from the merger. The pro forma results do not include the operations of the discontinued business.

                                      Unaudited
                               Year Ended December 31
                                   1997        1996
                                ---------- -----------
                         (in thousands except per share data)

Revenues                       $    40,804 $    34,666
                               =========== ===========
Net loss from continuing
  operations                   $   (3,173) $   (2,865)
                               ==========  ==========

Net loss per share from
  continuing operations        $    (0.46) $    (0.44)
                               ==========  ==========

Weighted average common
   shares outstanding               6,861       6,523
                               ==========   =========

  The pro forma results of operations are not necessarily indicative of the actual results of operations that would have occurred had the purchase been made at the beginning of the period, or the results which may occur in the future.

                                     F-44


(2)  Summary of  Significant Accounting Policies

  Principles of Consolidation
  ---------------------------
  The accompanying consolidated financial statements include the accounts of The Netplex Group, Inc. and its wholly owned subsidiaries, Netplex Systems, Inc., America's Work Exchange, Software Resources of New Jersey, now known as Contractors Resources ("CR"), Technology Development Systems, and Onion Peel Solutions, L.L.C. All significant intercompany transactions have been eliminated during consolidation.

  Revenue Recognition
  -------------------
  The majority of the Company's revenue is from consulting services contracts. This revenue is recognized when the services are performed and the costs are incurred. The Company generally recognizes hardware and software product revenue when the products are delivered to the customer site. Fixed price contract revenue is recognized on the percentage of completion basis based on costs incurred to estimated costs to complete. Revenue for maintenance contracts is recognized ratably over the service period of the underlying contract. Deferred revenue represents the unearned portion of maintenance contracts and amounts billed in advance of customer acceptance, in accordance with the terms of the contract. The Company records loss provisions if required for its contracts at the time that such losses are identified.

  Cash and Cash Equivalents
  -------------------------
  The Company considers all highly liquid investments with maturity, at date of purchase, of three months or less to be cash equivalents. Cash equivalents are comprised of money market accounts.

  Property and Equipment
  ----------------------
  Property and equipment is recorded at cost. Depreciation and amortization are provided for using the straight-line method over the estimated useful lives of the assets which range from 3 to 7 years.

  Property and equipment under capital leases are stated at the present value of the minimum lease payments and are amortized using the shorter of the lease term or the estimated useful life.

  Upon sale or retirement of property and equipment, the costs and related accumulated depreciation are eliminated from the accounts and any gain or loss on such disposition is reflected in the statement of operations. Expenditures for repairs and maintenance are charged to operations as incurred.

  Depreciation and amortization expense related to property and equipment was $391,091 and $318,865 for the years ended
  December 31, 1997 and 1996.

  Impairment of Long-Lived Assets and Long-Lived Assets to Be
  Disposed Of
  ------------------------------------------------------------
  The Company adopted the provisions of SFAS No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of ", on January 1, 1996. This Statement requires that long-lived assets and certain identifiable intangibles be reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Recoverability of assets to be held and used is measured by a comparison of the carrying amount of an asset to future undiscounted net cash flows expected to be generated by the asset. If such assets are considered to be impaired, the impairment to be recognized is measured by the amount by which the carrying amount of the assets exceed the fair value of the assets. Assets to be disposed of are reported at the lower of the carrying amount or fair value less cost to sell. Adoption of this Statement did not have a material impact on the Company's financial position, results of operations, or liquidity.

                                         F-45


  Excess Costs Over Net Assets Acquired
  -------------------------------------
  Excess costs over net assets acquired (goodwill) resulting from AWE's acquisition of CR is being amortized on a straight-line basis over a recovery period of 15 years. The Company assesses the potential impairment and recovery of goodwill on an annual basis and more frequently if factors dictate. Management forecasts are used to evaluate the recovery of goodwill through determining whether amortization of the goodwill can be recovered through the undiscounted operating cash flow (cash flow excluding goodwill amortization, non-recurring charges and interest expense). If an impairment of goodwill appears to have occurred, impairment is measured based on projected discounted operating cash flow (excluding goodwill amortization, non recurring charges and interest expense) using a discount rate reflecting the Company's cost of funds. The assessment of the recoverability of goodwill will be impacted if estimated future operating cash flows are not achieved. The Company may assess the net carrying amount of goodwill using internal and or independent valuations.

  Accumulated amortization of goodwill related to the purchase of CR at December 31, 1997 was $53,308 and at December 31,
  1996 was $26,656.

  Income Taxes
  ------------
  Income taxes are accounted for under the asset and liability method under Statement of Financial Accounting Standards No. 109 "Accounting for Income Taxes" ("SFAS 109"). Under this method, deferred tax assets and liabilities are recognized for the future tax consequences of differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases and operating loss and tax credit carryforwards. Deferred tax assets and liabilities are measured by applying enacted statutory tax rates, that are applicable to the future years in which the deferred tax assets or liabilities are expected to be settled or realized. Any change in tax rates on deferred tax assets and liabilities is recognized in net income in the period in which the rate change is enacted.

  Earnings (loss) per share
  -------------------------
  In February 1997, the Financial Accounting Standards Board ("FASB") issued Statement of Financial Accounting Standards No. 128, "Earnings Per Share" ("SFAS 128"), which requires companies to present basic earnings per share and diluted earnings per share (EPS), instead of the primary and fully diluted EPS that had previously been required. The Company adopted SFAS 128 in the fourth quarter of 1997. The impact to prior years' amounts was immaterial. Basic net loss per common share is calculated using the weighted average number of common shares outstanding during the periods. Diluted net loss per common share is calculated using the weighted average number of common shares and dilutive potential common shares outstanding during the periods. For the years ended December 31, 1997 and 1996, the assumed exercise of the company's outstanding stock options and warrants and Convertible Preferred Stock has not been included in the calculation as the effect would be anti-dilutive.

                                         F-46


  A reconciliation of the numerators and denominators of the basic and diluted EPS for the years ended December 31, 1997 and 1996, is provided below:

                              Income     Shares     Per-Share
                           (Numerator) (Denominator) Amount
                          ------------ ------------ --------
1997
Net Loss                  $ (2,873,603)       -     $    -
Preferred stock dividend       275,628        -          -
Basic and diluted EPS
 Income available to        ---------     ---------   -----
   common shareholders    $ (3,149,228)   6,820,863  $ (0.46)
                          ============    =========   ======

1996
Net Loss                  $ (1,999,387)       -     $    -
Preferred stock dividend        98,194        -          -
                          ------------    ---------  ------
Basic and diluted EPS
 Income available to
   common shareholders    $ (2,097,581)   5,026,306 $ (0.42)
                          ============    =========   ======


                                             F-47



  Stock Options
  -------------
  Prior to January 1, 1996, the Company accounted for its 1992 Incentive Stock Option plan ("ISO Plan") and the 1995 Directors' Stock Option plan (the "Director' Plan") in accordance with the provisions of Accounting Principles Board Opinion No. 25 "Accounting for Stock Issued to Employees" ("APB 25") and related interpretations. Pursuant to APB 25 compensation expense is recorded on the date of grant only to the extent the current market price of the underlying stock exceeded the exercise price. On January 1, 1996, the Company adopted Statement of Financial Accounting Standards No. 123, "Accounting for Stock-Based Compensation" ("SFAS 123"), which permits entities to recognize, as expense over the vesting period, the fair value of all stock-based awards on the grant date. Alternatively, SFAS No.123 also allows entities to continue to apply the provisions of APB 25 and provide pro forma net income and pro forma earnings per share disclosures for employee stock option grants made in 1995 and in future years as if the fair-value-based method defined in SFAS 123 had been applied. The Company has elected to continue to apply the provisions of APB Opinion 25 and provide the pro forma disclosure provisions of SFAS 123 for the ISO and Directors' Plans.

  The Company's 1995 Consultant's plan (the " Consultant's
  Plan") allows for the granting of options to both organizations and individuals who are not employees of the Company. The Company accounts for the options granted to non-employees based on the provisions of SFAS 123.

  Use of Estimates
  ----------------
  The preparation of consolidated financial statements in accordance with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the date of the consolidated financial statements and the reported amounts of revenue and expenses during the reporting period. Actual results could differ from those estimates.

(3)   Liquidity

  Based on its current operating plan, the Company believes that the net proceeds from the Private Placement together with cash anticipated to be provided by operating activities and amounts expected to be available under a renegotiated line of credit will be sufficient to meet its anticipated cash needs for working capital and capital expenditures for at least the next 12 months. Thereafter, if cash generated from operations is insufficient to satisfy the Company's liquidity requirements, the Company may seek to sell additional equity or convertible debt securities or obtain additional credit facilities. However, no assurance can be given that any such additional sources of financing will be available on acceptable terms or at all. The sale of additional equity or convertible debt securities could result in additional dilution to the Company's stockholders. A portion of the Company's cash may be used for acquisitions or to acquire or invest in complimentary businesses or products or to obtain the right to use complementary technologies. The Company has no current plans, agreements or commitments, and is not currently engaged in any negotiations with respect to any such transaction.

  The Company is expecting to incur operating losses until it achieves full productivity of the majority of its sales force. While it cannot be certain as to when such levels of productivity can be attained, the Company anticipates that its sales force will operate at levels below full productivity through at least the first quarter of 1998. The Company will continue to make significant investments in its technical workforce, marketing, training and infrastructure to increase productivity, build its core competency practice unit skill base and product offerings and foster growth of its operations. Despite the expectation of continued operating losses, management believes that its current cash balance and credit facility will be sufficient to meet operating requirements for at least the next twelve months.

                                 F-48


(4)  Discontinuance of  Business

  In December 1996, the Company made the decision to discontinue its software development and distribution business, through the sale of TDS's interest in its WorldLink product technology ("WorldLink"). WorldLink represented the primary asset offering of the Company's software development and distribution business. The operations of the software development and distribution business have been treated as discontinued operations in accordance with the provisions of Accounting Principles Board Opinion No. 30 (APB 30). Pursuant to APB 30, the revenue, costs and expenses have been excluded from their respective captions in the Company's consolidated statements of operations and the net results have been reported separately as income from discontinued operations.

  On December 31, 1996, the Company completed the sale of its interest in WorldLink to Xcellenet, Inc. for an aggregate sale price of $2.5 million, net of expenses paid of approximately $500,000 related to the sale. During 1996,the remaining net assets of TDS were written down to their net realizable values and consisted primarily of accounts receivable and furniture and equipment, which the Company is using in its continuing operations.

(5)   Property and Equipment

  Property and equipment consists of the following:

                                      December 31,
                                   -------------------
                                      1997        1996

Computer software                  $ 493,935   $ 464,318
Computer and office equipment        628,537     460,422
Furniture and fixtures               188,563     212,561
Equipment under capital leases       335,197     247,100
Leasehold Improvements                38,520      46,934
                                    --------   ---------
                                   1,684,752   1,431,335

Accumulated depreciation
  and amortization                  (732,206)   (340,718)

                                  ----------  ----------
Property and equipment, net       $  952,546  $1,090,617
                                  ==========  ==========

  Computer software at December 31, 1997, includes $407,338 of software that was developed for internal usage. Such software was placed in service in January 1997 and is being amortized over a 4-year useful life. Amortization expense related to this software was $67,890 for 1997. Accumulated depreciation and amortization includes $119,925 related to assets under capital leases at December 31, 1997 and $29,125 at December 31, 1996.

                                     F-49


(6)   Accrued Expenses
      ----------------

      Accrued expenses consists of the following:
                                           December 31,
                                      ----------------------
                                          1997       1996
                                      ---------- -----------

Payroll and employee benefits         $2,954,522 $ 3,592,795
Other                                    428,502     402,067
Cost of discontinued business               -        704,890
Merger costs                                -        466,432
                                      ----------  ----------

                                      $3,383,024 $ 5,166,184
                                      ========== ===========


(7)   Notes Payable to Bank

  On July 2, 1997, the Company entered into a bank line of credit facility agreement that expires on June 30, 1998. This line of credit facility provides for advances of 80% of eligible accounts receivable (as defined in the agreement) up to $2,000,000. Amounts borrowed bear interest at the bank's reference rate of prime (8.5%) plus _% . The Company had outstanding advances of $1,316,300 on the line of credit at December 31, 1997.

  At December 31, 1997, the Company was not in compliance with certain financial covenants contained in its line of credit facility which requires the Company to maintain minimum tangible net worth of a least $1.3 million and a current ratio of at least 1.10 to 1.00. The bank has waived the Company's non compliance of these covenants.

(8)  Income Taxes

  The reconciliation between the actual income tax expense and income tax computed by applying the statutory Federal income tax rate to earnings before provision for income taxes for the year ended December 31, 1997 and 1996 is as follows:

                                       1997        1996
                                     ---------- ----------
                                         (in thousands)

Computed expected tax benefit on    $    (977)  $   (857)
income from continuing
operations

Non-deductible expenses and other        (484)       (50)

Change in valuation allowance for          493        873
deferred tax assets allocated
to income tax expense               ----------  --------
                                    $     -     $    (34)
                                    ==========  ========



                                         F-50


  The tax effects of temporary differences that give rise to significant portions of deferred taxes assets and deferred tax liabilities at December 31, 1997 and 1996 are presented below:

                                                    As of December 31,
                                                       1997      1996
                                                    ---------  --------
                                                      (in thousands)

Deferred tax assets:
  Net operating loss carryforwards                    $4,010    $3,000
  Research and development credit carryforwards          187       187
  Execess tax basis over book of net assets acquired     150       200
  Inventory obselescence reserve                          56        59
  Allowance for doubtful accounts receivable              48        74
  Accrued liabilities, not presently deductible            8       496
  Other                                                   30        12
                                                      ------    ------
     Total gross deferred tax assets                   4,489     4,028
     Less valuation allowance                        ( 4,489)   (3,996)
                                                     -------    ------
        Net deferred tax asset                           -          32
                                                     -------    ------

Deferred tax liabilities
  Obligaion under capital lease                          -         (13)
  Other                                                  -         (19)
                                                     -------    ------
    Total deferred tax liabilities                       -         (32)
                                                     -------    ------
        Net deferred tax asset (liablities)          $   -      $   -
                                                     =======    ======


  The net change in the valuation allowance was an increase of approximately $493,000 in 1997 and an increase of $3,911,000 in 1996. The Company has provided a valuation allowance for the majority of its deferred tax assets at December 31, 1997 and 1996 since the Company could not conclude that it was more likely than not that it would realize these assets due principally to the Company's history of losses.

  As of December 31, 1997 the Company had net operating loss carry forwards (NOL's) for Federal income tax purposes of approximately $13,500,000. Additionally, the Company had $187,000 of research and development tax credits available to offset future taxable income. The NOL's and credit carryforwards expire primarily in 2007 through 2012.The future annual usage of approximately $9,600,000 of these NOL's and credits for income tax purposes is subject to annual limitations and other conditions and may not be fully utilized for tax purposes due to the change in ownership resulting from the Company's merger in 1996.

                                         F-51

(9)  Commitments

  Employment agreements
  ---------------------
  On June 7, 1996, in connection with the closing of the merger, the Board of Directors approved three-year employment agreements with the Chairman and Chief Executive Officer and two executives of Netplex and AWE that provide for aggregate base salaries ranging from $110,000 to $130,000 with annual bonuses up to 60% of base salary based of the Company's financial and operating performance, subject to Board approval. These agreements expire on June 6, 1999.

  Obligations Under Leases
  ------------------------
  The Company leases computer equipment, furniture, vehicles and office facilities under long-term lease agreements. The following is a schedule of future minimum lease payments for capital and non-cancelable operating leases (with initial terms in excess of one year) as of December 31, 1997:

                             Capital    Operating
                             Leases      Leases
                           ---------  -----------
Year ending December 31:

      1998                 $ 120,082  $  551,895
      1999                   100,544     560,419
      2000                    12,195     480,241
      2001                      -        203,087
      2002                      -         97,268
     Thereafer                  -         48,634

                             -------  ----------
Total minimun lease payments 232,821  $1,941,544
                                      ==========


Less: amount representing     27,652

Present value of future
minimum lease payment       $ 205,169
                            =========

  Total rent expense was approximately $647,000 and $577,000 for the years ended December 31, 1997 and 1996.


                                       F-52

(10) Class A Cumulative Convertible Preferred Stock

  0n   September  19,  1996,  the  Company  raised  approximately
  $3,000,000 through the completion of a Private Placement offering of units of equity securities. Each unit of equity securities consists of one share of $.01 par value Class A Cumulative Convertible Preferred Stock (the "Preferred Stock") and one Common Stock warrant to purchase one share of the Company's $0.001 par value Common Stock at an exercise price of $2.50.

  Each share of Preferred Stock is convertible into one share of Common Stock at any time, at the discretion of the holder. The Preferred Stock earns cumulative dividends at 10% per annum, payable in either cash or additional shares of
  Preferred Stock at the Company's option. Subject to the conversion rights, the Company may redeem the Preferred Stock at its stated value plus all accrued and unpaid dividends upon: (1) registration of the shares underlying the Preferred Stock, and (2) 30 days written notice given at any time upon attaining certain per share trading prices and sustaining such prices for a specified period. The Preferred Stock has a per share liquidation preference of the greater of: (i) two times the stated value of the Preferred Stock (stated value is $2 per share) plus any accrued and unpaid dividends, or (ii) the amount that would have been received if such shares were converted to Common Stock on the business day immediately prior to liquidation. During the year ended December 31, 1997, 687,500 preferred shares were converted to Common Stock. No conversions occurred in 1996.

  Each warrant issued in connection with the Private Placement became exercisable on March 19, 1997 and expires on September 19, 2001. The Company has the right to call the warrants at a redemption price of $.01 per share upon: (1) registration of the shares underlying the warrant, and (2) 30 days written notice given at any time upon the Common Stock attaining certain per share trading prices and maintaining such prices for a specified period. During 1997, warrants to acquire 175,000 shares of Common Stock were exercised.

  On March 27, 1997, the Company declared a dividend in the amount of $0.05 per share ($82,500) payable in cash to the holders of record of the Company's Class A Preferred Stock on March 28, 1997.

  On November 14, 1997, the Company declared a dividend payable to the holders of record of its Class A Preferred Stock on account of dividends in arrears which were payable on June 30, 1997 and September 30, 1997, in the amount of 0.0582 shares of Class A Preferred Stock per share of Class A Preferred Stock. The related shares were not issued by the Company as of December 31, 1997.

  On December 31, 1996, the Company declared a dividend payable of approximately $0.056 per share to all holders of record of the Class A Preferred Stock on January 15, 1997. Accordingly, the Company accrued a dividend payable of $98,194 at December 31, 1996, which was paid during 1997.

                                        F-53



(11) Common Stock and Warrants

  Pursuant to an agreement dated March 25, 1992, the Company sold 100,000 units each consisting of one share of Common Stock and one warrant with an aggregate purchase price of $250,000 and issued an additional 120,000 warrants. As of April 10, 1998, all warrants have expired except for 170,000 exercisable at $3.00 per share.

  In connection with the Company's initial public offering
  (IPO), the Company sold to the underwriters for $100 the right to purchase up to an aggregate of 100,000 Units (Unit Purchase Option). The Unit Purchase Options is exercisable initially at $6.00 per Unit through March 1998. The Units are identical to those offered in the IPO, except the warrants may not be redeemed by the Company. The Unit Purchase Option contains anti-dilution provisions providing for adjustments to the exercise price upon the occurrence of certain events. In connection with the merger, the Unit exercise price was reduced from $6.00 to $2.40 per share from the effects of this anti-dilution provision. The exercise price of the underlying warrants remained at $5.25 per share. These warrants expired in March, 1998.

  In connection with the merger of the Company with Netplex, effective April 11, 1996, the Company provided its underwriters with warrants to purchase up to 125,000 shares of the Company's Common Stock. Each warrant entitles the holder to purchase, through April 10, 2001, one share of Common Stock at an exercise price of $3.50 per share. These warrants became exercisable on October 11, 1996. The fair value of the warrants issued of approximately $170,000 had no effect on the Company's equity as a result of the merger.

  In connection with the merger of the Company with Netplex, effective June 7, 1996, the shareholders of Netplex were granted warrants to purchase up to 150,000 shares of the Company's Common Stock. Each warrant entitles the holder to purchase, through June 6, 2001, one share of Common Stock at an exercise price of $2.50 per share. These warrants became exercisable on October 7, 1996. The fair value of the warrants issued of approximately $270,000 had no effect on the Company's equity as a result of the merger.

  In connection with the Class A convertible Preferred Stock Private Placement, the Company provided the underwriters for the Private Placement with the option to purchase up to 87,500 units, each consisting of one share of $.01 par value Class A Convertible Preferred Stock and one Common Stock purchase warrant. These units are exercisable at $2.00 per share and are identical in all respects to the units sold in the Private Placement transaction. During 1997, units to acquire 50,000 shares of the Company's Common Stock were exercised. The 37,500 units are all exercisable at December 31, 1997.

                                      F-54


(12) Stock Options

  As of December 31, 1997, the Company maintains three stock option plans; the 1992 Incentive Stock Option Plan (ISO Plan), the 1995 Directors' Stock Option Plan (Directors' Plan) and the 1995 Consultant's Stock Option Plan (Consultant's Plan).

  The ISO Plan includes both incentive and non-qualified stock options. The Board of Directors may grant stock options to employees to purchase up to 3,000,000 shares of the Company's authorized but unissued Common Stock. Stock options are granted with an exercise price equal to the market price on the date of grant. All stock options expire 10 years from grant date (5 years in the case that the optionee is a holder of more than 10% of the voting stock of the Company). Generally the options vest and become fully exercisable after 3 years from the date of grant but never less than 6 months. At December 31, 1997, there were 475,033 shares available for grant under this plan.

  The Directors' Plan authorizes the Board of Directors to grant to each director options to purchase up to 15,000 shares of the Company's authorized but unissued Common Stock, upon election to the Board, and award aggregate options to purchase up to 100,000 shares of the Company's authorized but unissued Common Stock. The terms of option grants for the Directors' Plan are identical to those of the ISO plan, except that the vesting period for the Directors' Plan is at the Board's discretion. Option grants under this Plan from inception to date have contained three-year vesting periods. At December 31,1997, there were 40,000 shares available for grant under this Plan.

  The Consultant's Plan authorizes the Board of Directors to grant organizations or individuals who are not eligible for the ISO or Directors' Plans stock options to purchase up to 800,000 shares of the Company's authorized but unissued Common Stock. The exercise price, terms of the option grant and vesting period for the Consultant's Plan stock options are at the Board's discretion. At December 31,1997, there were 768,000 shares available for grant under this Plan.
  Stock option activity for the Plans during the periods indicated is as follows:

                        ISO Plan       Directors' Plan   Consultant's Plan
                   -----------------  -----------------  -----------------
                             Wt. Avg.          Wt. Avg.           Wt. Avg.
                     Shares  Ex.Price  Shares  Ex.Price   Shares  Ex.Price
                   --------- -------  -------- --------  -------  --------
December 31,1995     724,500 $  3.07   30,000  $  3.56      -     $   -


Assumed in merger  1,691,000    2.95        -       -       -         -
Granted              233,000    2.75   30,000     2.50      -         -
Excercised              -        -          -       -       -         -
Forfeited/canceled  (236,000)   5.50        -       -       -         -
Expired                 -        -          -       -       -         -
                   ---------  ------   ------   ------    -----     ----

December 31, 1996  2,412,500 $  2.86   60,000  $  3.03      -     $   -

Granted            2,363,500    1.29   15,000     2.97   32,000     2.50
Excercised           (34,967)   2.00        -       -       -         -
Forfeited/Canceled(2,201,033)   2.78  (15,000)    2.50      -         -
Expired              (50,000)   4.40        -       -       -         -
                   --------- -------   ------ -------    ------    ------
December 31, 1997  2,490,000 $  1.45   60,000 $  3.15    32,000    $ 2.50
                   ========= =======   ====== =======    ======    ======

                                       F-55


  ISO Plan options
  ----------------
  At December 31,1997, the range of exercise prices for the options granted under the ISO plan was $0.97-$4.00 and the weighted average remaining contractual life of those options was 8.8 years. At December 31, 1997 and 1996, the number of options exercisable under the ISO Plan totaled 545,834 and 867,167, respectively. The weighted average exercise price of those options was $2.73 and $3.00, respectively.

  Directors' Plan options
  -----------------------
  At December 31, 1997, the range of exercise prices for options granted under the Directors' Plan was $2.50- $3.56 and the weighted-average remaining contractual life of those options was 8.4 years. At December 31, 1997, and 1996 the number of options exercisable under the Directors' Plan totaled 25,000 and 15,000, respectively. The weighted-average exercise price of those options was $3.35.and $3.56, respectively.

  Consultants' Plan options
  -------------------------
  At December 31, 1997, the exercise price for all options granted under the Consultants' Plan was $2.50 and the weighted-average remaining contractual life of those options was 4 years. At December 31, 1997 the number of options exercisable under the Consultants' Plan totaled 32,000. No options were granted prior to 1997. The weighted-average exercise price of those options was $2.50.

  The Company applies APB Opinion No. 25 in accounting for its ISO and Directors' Plans and, accordingly, no compensation cost has been recognized for its stock options in the financial statements. Had the Company determined compensation cost based on the fair value at the grant date for its stock options under SFAS No. 123, the Company's net loss would have been increased to the pro forma amounts indicated below:

                                        1997         1996
                                      -------      --------
                              (Thousands except per share amounts)

Net loss - As reported                $(2,874)     $(1,999)
                                      =======      =======
Net loss - Pro forma                  $(4,836)     $(3,462)
                                      =======      =======
Net loss per share - As reported      $ (0.46)     $ (0.42)
                                      =======      =======
Net loss per share - Pro forma        $ (0.71)     $ (0.71)
                                      =======      =======
Weighted average shares outstanding     6,821        5,026
                                      =======      =======

  Pro forma net loss reflects only the option grants in 1997, 1996, and 1995. Therefore, the full impact of calculating compensation costs for stock options under SFAS No. 123 is not reflected in the pro forma net loss amounts presented above because compensation cost is reflected over the option's vesting periods and compensation cost for options granted prior to January 1, 1995 is not considered.

  The per share weighted average fair value of the ISO options granted in 1997 and 1996 was $1.20 and $1.83 on the grant date using the Black - Scholes option pricing model with the following weighted average assumptions for 1997: expected dividend yield 0.0%, risk free interest rate of 6.24%, expected volatility of 103%, and an expected life of 10 years; and 1996: expected dividend yield 0.0%, risk free interest rate of 6.70%, expected volatility of 44%, and an expected life of 10 years.

  The per share weighted average fair value of the Directors' Plan options granted in 1997 and 1996 was $2.76 and $1.67 on the grant date using the Black - Scholes option pricing model with the following weighted average assumptions for 1997: expected dividend yield 0.0%, risk free interest rate of 6.97%, expected volatility of 103%, and an expected life of 10 years; and 1996: expected dividend yield 0.0%, risk free interest rate of 6.81%, expected volatility of 44%, and an expected life of 10 years.


                                    F-56

(13) Related Party Transactions

  The Company paid $28,800 in 1997 and $17,900 in 1996 for accounting, tax and consulting services to a CPA firm in which a partner of the firm has been a director of the Company since
  July 1996.

  In January, 1997, the Company issued a $150,000 loan to the chief executive officer for relocation expenses. The loan bears interest at 8% per annum and is due upon demand. The Company does not intend to demand payment of the loan during 1998, and thus the amount is classified as long-term in the accompanying consolidated balance sheet as of December 31, 1997. At December 31, 1997, the outstanding amount due under the loan was approximately $161,000, including approximately $11,000 in accrued interest.

  In June 1997, the Company issued options under the Consultants' Plan to purchase up to 32,000 shares of the Company's Common Stock at an exercise price of $2.50 per share. These options were granted to one of the Company's legal counsel in exchange for legal services rendered in the amount of $40,000. The fair value of the options issued of $40,000 has been classified as additional paid in capital in the accompanying consolidated financial statements for the year ended December 31, 1997. The options are for a term of 4 years and are immediately exercisable.

  A director of the Company, is a Vice President of the underwriter (the "Underwriter") of the Private Placement completed by the Company on September 19, 1996 (see note 9).
  The Company paid the Underwriter $432,500 for fees associated with the completion of this transaction.

  The Company contracted with an entity owned by a shareholder of the Company, for the development of certain software used in the Company's technical staffing operations. The Company paid the shareholder $150,000 in 1996.

                                     F-57


(14) Litigation

  From time to time, disagreements with individual employees and disagreements as to the interpretation, effect or nature of the individual agreements arise in the ordinary course of business and may result in legal proceedings being commenced against the Company.

  On December 31, 1996, ACS Ltd., a software distributor based in the United Kingdom, filed a complaint against Technology Development Systems ("TDS") a wholly owned subsidiary of the Company, in the Circuit Court of Cook County, Illinois. ACS alleges that TDS breached its obligations under the Distributor Agreement between the Plaintiff and TDS for the WorldLink product when the Company directed TDS to sell the WorldLink product technology to a third party. ACS is demanding a sum exceeding one million dollars for the breach of contract. The case is currently in discovery. In the opinion of Management and the Company's legal counsel, the lawsuit has little merit, and the outcome of the pending lawsuit will not have a material adverse effect on the Company's financial condition, liquidity or the results of operations. The Company intends to vigorously defend against the lawsuit. The TDS subsidiary which was part of CompLink is currently inactive with no assets.

  On September 4, 1997, Data Systems Analysts, Inc. ("DSA"), a software design and consulting company, filed a complaint against TDS and the Company, alleging copyright infringement and breach of the Company's agreement. The Complaint claims damages in excess of $300,000 plus punitive damages. The case is currently in discovery. In the opinion of Management, the lawsuit has little merit, and the outcome of the pending lawsuit will not have a material adverse effect on the Company's financial condition, liquidity or the results of operations. The Company intends to vigorously defend against the lawsuit.

  The Company is not currently involved in any litigation or proceedings which if decided against the Company would have a material adverse affect, either individually or in the aggregate. To the Company's knowledge, no other legal proceedings, that if decided against the Company would have a material adverse affect, are currently contemplated by any individuals, entities or governmental authorities.

(15) Employee Benefit Plans

  During 1996, the Company sponsored a 401(k) retirement plan ("the Plan") under which substantially all full-time employees were eligible to participate. The Company made no matching contributions to the Plan during 1996. In addition, the Company's CR subsidiary provided a separate 401(k) plan for its employees during 1996. The Company's contribution to the subsidiary's 401(k) plan during 1996 was $628,333.

  On January 1, 1997, the Company and subsidiary 401(k) plans were merged. Under the merged Plan, all full time employees with over 1000 hours of service to the Company or its subsidiaries are eligible to participate. The Company matches one-half of the employees' voluntary contributions up to a maximum Company contribution of 5% of participants' salaries. The Company's contribution to the Plan during 1997 was $647,418.

  The Company's CR subsidiary provides a profit sharing plan for its employees whereas up to 10% of the employees salary can be contributed to the plan. The Company made no matching contributions to this plan during 1997 and 1996.

  The Company does not provide any post retirement or any post employment benefits.

                                       F-58


(16) Recent Accounting Pronouncements

  In February 1997, FASB issued SFAS No. 129, "Disclosure of Information about Capital Structure" which is effective for the year ending December 31, 1998. This statement continues the previous requirements to disclose certain information about an entity's capital structure found in Accounting Principles Board (APB) Opinion No. 10, "Omnibus Opinion -1966" and No. 15, "Earnings per Share" and FASB Statement No. 47, "Disclosure of Long-Term Obligations." The Company has been subject to the requirements of those standards and as a result does not expect the adoption of SFAS No. 129 to have a material impact on the Company's financial statements.

  In June 1997, FASB issued SFAS No. 130 "Reporting Comprehensive Income", which is effective for the year ending December 31, 1998. This statement establishes standards for the reporting and display of comprehensive income and its components in the financial statements. Earlier application of this standard is permitted; however, upon adoption the Company will be required to reclassify previously reported annual and interim financial statements. The Company believes that the disclosure of comprehensive income in accordance with the provisions of SFAS No. 130 will not impact the manner of presentation of its financial statements as currently and previously reported.

  In June 1997, FASB issued SFAS No. 131, "Disclosures about Segments of an Enterprise and Related Information", which is effective for the year ending December 31, 1998. This statement requires companies to present certain information about operating segments and related information, including geographic and major customer data, in its annual financial statements and in condensed financial statements for interim periods. The Company believes that the adoption of SFAS No. 131 will impact the manner of presentation of its financial statements.

  In October, 1997, the AICPA Accounting Standards Executive Committee issued Statement of Position 97-2, "Software Revenue Recognition" ("SOP 97-2"), which supercedes Statement of Position 91-1 "Software Revenue Recognition. SOP 97-2 focuses on when and in what amounts revenue should be recognized for licensing, selling, leasing, or otherwise marketing computer software, and is effective for transactions entered into in fiscal years beginning after December 15, 1997. The Company does not believe that the adoption of this new pronouncement will have a material impact on its financial position and results of operations.

                                        F-59


(17) Subsequent Events

  On January 30, 1998, the Company completed the purchase of all of the stock of The PSS Group, Inc. ("PSS"), the technical professional staff augmentation operations and business of Preferred Systems Solutions, Inc. ("Preferred") and formerly a wholly owned subsidiary of Preferred. In consideration for the purchase, the Company paid $300,000 at closing and on or before January 15, 1999 will pay $300,000 in cash or 200,000 shares of its Common Stock or any combination thereof, at Preferred's option. The Company used working capital to finance the acquisition. The agreement also provides that Preferred will receive additional consideration (the "Earn-out") if PSS meets certain operating targets. Such Earn-out may be paid at the Company's option in cash or its Common Stock, or any combination thereof. In connection with the acquisition, the Company and PSS has entered into employment agreements with certain employees of PSS. The acquisition was recorded effective January 1, 1998 using the purchase method of accounting. A $200,000 advance to the purchase price was made to PSS as of December 31, 1997 and is included in notes receivable in the accompany consolidated balance sheet.

  Between January 1, 1998 and April 14, 1998, the Company has raised additional equity totaling $3,057,000 as follows:

  In February 1998 the Company raised $100,000 through the sale of 80,000 shares of nonregistered Common Stock plus a warrant to purchase an additional 100,000 warrants at $1.20.

  On March 17, 1998 the Company raised $1,457,000 of financing in a Private Placement raised primarily from employees, directors, associates, existing stockholders and friends of the Company. The Company issued shares of non-registered Common Stock to purchasers who have agreed to a one-year lock-up provision. These restricted shares carry registration rights and were offered at $1.00 per share. The funds will be used to finance operations and additional acquisitions.

  On April 7, 1998 Netplex completed the sale of 1,500 units of a Private Placement, totaling $1.5 million, to various purchasers The Zanett Corporation acted as placement agent for the Private Placement. The sale represents the first half of a transaction that will include the sale of an additional 1,500 units for $1.5 million at a future date. Zanett Lombardier purchased 1,500 units at $1,000 per unit, with each unit consisting of a prepaid Common Stock purchase warrant entitling the holder to acquire such number of shares of the Company's Common Stock as is equal to $1,000 divided by an adjustable exercise price and an additional incentive warrant to acquire 52 shares of Common Stock (or an aggregate of 78,000 shares of Common Stock). The Company also granted Zanett a warrant to purchase 39,000 shares of Common Stock. Zanett also received placement fees and a non-accountable expense allowance equal to 12.53% of the proceeeds of the offering. The second half of the transaction is for the sale to Zanett of an additional and committed 1,500 units, for $1,000 per unit, contingent on Netplex recording three consecutive quarters of increased profits and revenues, excluding any extraordinary items. With respect to the second half of the transaction, the exercise price of the purchase warrants and the incentive warrants will be based on the bid price of the Common Stock at the time of such closing. The funds from the Private Placement will be used to fund operations and acquisitions. Under NASDAQ regulations, certain aspects of the transaction must receive shareholder approval. Such shareholder approval is expected in the Company's annual meeting. The Company believes that the proceeds should ensure that the Company will exceed NASDAQ's published net tangible assets requirement of $2 million.


                                      F-60




                       THE NETPLEX GROUP, INC.
          Unaudited Pro Forma Consolidated Financial Statements

The accompanying unaudited pro forma consolidated financial statements are provided to illustrate the effect of the acquisition of Automated Business Systems of North Carolina, Inc. and Kellar Technology Group, Inc.
(collectively "ABS") on the historical financial statements of the Netplex Group, Inc. ("the Company"), as if this acquisition had occurred, for balance sheet purposes, on March 31, 1998 and, for statement of operations purposes on January 1, 1998 and January 1, 1997. The pro forma consolidated statements of operations are not necessarily indicataive of operation results which would have been achieved had the acquisition been consummated as of the beginning of the period presented and should not be construed as representative of future operations. For purposes of these pro forma consolidated statements, the acquisition has been accounted for under the purchase method of accounting, based on a preliminary estimated of the fair values of the assets and liabilities acquired. The pro forma adjustments described in the accompanying notes are based on available information and certain assumptions that the Company believes are reasonable. These proforma financial statements should be read in conjunction with the Company's Report on Form 10-KSB for the year ended December 13, 1997 and Report on Form
10-Q for the three months ended March 31, 1998.



            THE NETPLEX GROUP, INC. AND SUBSIDIARIES
           PRO-FORMA CONDENSED CONSOLIDATED BALANCE SHEETS
                      As March 31, 1998
                           (Unaudited)



                                    Netplex       ABS     Adjutments(a)Pro Forma
                                  ----------  ----------  ----------- ----------
                ASSETS
Current Assets:
Cash and cash equivalents          $1,326,291  $   121,169 $(200,000) $1,247,460
Accounts receivable, net            6,293,041      360,310             6,653,351
Prepaids and other                    419,630       14,685               434,315
                                  -----------  ----------- --------- ----------
  Total current assets              8,038,962      496,164  (200,000)  8,335,126

Property and equipment, net         1,012,474        1,006    50,000   1,063,480
Employee notes receivable             195,014         -                  195,014
Fulfillment database, net             930,000         -                  930,000
Acquired software, net                394,991         -                  394,991
Goodwill, net                         339,866         -      660,643   1,000,589
Other assets                          142,197       22,142               164,339
                                   ----------  ----------- --------- ----------
  Total assets                   $ 11,053,504  $   519,312 $ 510,643 $12,083,459
                                 ============  =========== ====================


  LIABILITIES AND STOCKHOLDERS'EQUITY
Current liabilities:
Accounts payable             $  1,051,407 $    259,122             $ 1,310,529
Line of credit                  2,404,670         -                  2,404,670
Accrued expenses and other      4,834,246      130,708     50,000    5,014,954
                             ------------  -----------  ---------  -----------
  Total current liabilities     8,290,323      389,830     50,000    8,730,153

Other liabilities                 292,237         -          -         292,237
                              ------------  -----------  --------   -----------

  Total liabilities             8,582,560      389,830     50,000    9,022,390


Stockholders' equity:
Class A preferred stock            10,625        -                     10,625
Common stock                        9,007         444        450        9,457
                                                            (444)
Additional paid in capital      7,826,370       42,741   589,675    8,416,045
                                                         (42,741)
Accumulated deficit            (5,375,673)      89,297   (86,297)  (5,375,058)

Commitments and contingencies
                              -----------  -----------  --------   ----------
  Total stockholders' equity   2,470,944      129,482    460,643    3,061,069
                             -----------   ----------   --------  -----------
  Total liabilities and
    stockholders' equity    $ 11,053,504  $   519,312   $510,643  $12,083,459
                            ============   ===========  ========  ===========

  See accompanying notes to consolidated financial statements.

       F-61

            THE NETPLEX GROUP, INC. AND SUBSIDIARIES
       PRO FORMA CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
           For the Three Months Ended March 31, 1998
                           (Unaudited)



                        Netplex     ABS     Total      Adjustments   Pro Forma
                      ----------- -------- ----------  -----------  -----------

Revenue              $13,311,308 $760,374 $14,071,682              $14,071,682


Cost of revenues      11,176,766  421,597  11,598,363               11,598,363
                     -----------  ------- -----------  ----------  -----------

Gross profit           2,134,542  338,777   2,473,319                2,473,319



Selling, general
and administrative
   expenses           2,483,723  341,052   2,824,775     15,178 c   2,839,953
                     ----------  -------   ---------  ---------    ----------

Operating loss        (349,181)   (2,275)   (351,456)   (15,178)     (366,634)



Interest expense,
   net                   66,076       -        66,076                   66,076
                      ---------  ---------  ---------   --------    ----------

Loss before income
  taxes               (415,257)    (2,275)  (417,532)    (15,178)     (432,710)


Provision for income
       tax                -         2,542       2,542     (2,542) b       -
                     ----------  ---------   ---------  ---------    ----------

Net loss            $ (415,257) $  (4,817)  $(420,074)  $(12,636)   $ (432,710)
                    ==========  =========   =========  =========    ==========
Basic and diluted
    loss  per
    common share                                                     $    (0.07)
                                                                     ===========


Weighted average
  common shares
  outstanding,
  basic and
  diluted                                                            8,223,292
                                                                     ==========


  See accompanying notes to consolidated financial statements.

        F-62




            THE NETPLEX GROUP, INC. AND SUBSIDIARIES
       PRO FORMA CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
           For the Year Ended December 31, 1997
                           (Unaudited)



                       Netplex     ABS          Total    Adjustments Pro Forma
                     ----------- --------    -----------  --------  -----------

Revenue              $40,468,134 $4,145,797  $44,613,931           $44,613,931


Cost of revenues      35,415,644  3,048,010   38,463,654            38,463,654
                     -----------  --------   ----------- --------  -----------

Gross profit           5,052,490  1,097,787    6,150,277            6,150,277



Selling, general
and administrative
   expenses            7,899,756  1,116,348   9,016,104   60,710 c   9,076,814
                      ----------  ---------  ----------  -------    ----------

Operating loss        (2,847,266)   (18,561) (2,865,827)  60,710    (2,926,537)



Interest expense, net    26,337       -          26,337                 26,337
                      ---------   ---------  -----------  -------    ----------

Loss before income
  taxes              (2,873,603)   (18,561)  (2,892,164) (60,710)    (2,952,874)


Provision for income tax  -          8,243        8,243    (8,243) b        -
                    ----------   ---------   ----------  --------    ----------

Net loss           $(2,873,603) $ (26,804)  $(2,900,407) $(52,467)  $(2,952,874)
                    ==========  =========   ==========    ========  ===========
Basic and dilutive
   (loss) per
    common share                                                    $    (0.45)
                                                                    ===========


Weighted average
  common shares
  outstanding,
  basic and
  diluted                                                            7,270,863
                                                                    ==========


  See accompanying notes to consolidated financial statements.

       F-63
            THE NETPLEX GROUP, INC. AND SUBSIDIARIES
      Notes to the unaudited pro forma consolidated financial statements


(a) This Adjustment records the acquisition of ABS by Netplex, under the purchase method of accounting, through the issuance of $200,000 in cash and 450,000 shares of Netplex common stock (valued at $590,125 or $1.3125 per share). In connection with the preliminary allocation of the purchase price the historical cost basis of the assets and liabilities of ABS were deemed to be at fair value, except for property and equipment which was brought up to its estimated fair value through an adjustment of approximately $50,000 and the accrual of estimated direct costs related to the acquisition of $50,000. The net assets of ABS acquired (at fair value) was $129,482. Cost in excess of net assets acquired (goodwill) resulting from this transaction is $660,632 and is expected to be amortized on a straight-line basis over an estimated life of 15 years.

(b) This adjustment reverses the tax provision of ABS for the three months ended March 31, 1998 of $2,543 and for the year ended December 31, 1997 of $8,243. Netplex experienced net operating losses during the three month and years ended March 31, 1998 and December 31, 1997, respectively and accordingly, no consolidated provision for income taxes is be required for the periods presented on the combined entity.

(c) This adjustment records depreciation and amortization for the three months ended March 31, 1998 and the year ended December 31, 1997 of $15,170 and $60,710,respectively. Depreciation expense on the increase in ABS property and equipment ($50,000 depreciated on a straight-line basis for over a 3 year estimated life) for the three months ended March 31, 1998 of $4,167 and $16,667 for the year ended December 31, 1997. Goodwill amortization recorded on Goodwill of $660,643 on a straight-line basis over a 15 year estimated life of $11,011 for the three months ended March 31, 1998 and $44,043 for the year ended December 31, 1997.



       F-64



    Automated Business Systems of North Carolina, Inc. and
                       Combined Company
                   Combined Balance Sheets

                                  March 31,    December 31,
                                   1998           1997
                                -----------   ------------
                                (unaudited)

                       ASSETS:
Current Assets:
  Cash and cash equivalents         $121,169    $173,860
  Accounts receivable                360,310     163,005
  Prepaid expenses
     and other current assets         14,685       7,592
                                    --------    --------
    Total current assets             496,164     344,457

 Property & equipment, net             1,006         695
 Other assets                         22,142      22,162
                                    --------    --------

   Total Assets                     $519,312    $367,314
                                    ========    ========

        LIABILITIES & SHAREHOLDERS' EQUITY

Current liabilities:
  Accounts Payable                  $259,122    $167,960
  Accrued Expenses                   130,708      53,532
  Note payable to bank                  -         11,523
                                    --------    --------
     Total current liabilities       389,830     233,015

Shareholders' Equity
  ABSI common stock, $1 par value;
   100,000 shares authorized;
   444 issued and outstanding
   in 1998 and 1997                     444         444
 KTG common stock: no par value:
  class A 100,000 shares authorized
  3,000 issued and outstanding
  in 1998 and 1997                              -            -
  Class B, 1,000,000 shares
  authorized, none outstanding
  in 1998 and 1997                      -            -
Paid in capital                      42,741      42,741
Retained Earnings                    86,297      91,114
                                   --------    --------
   Total shareholders' equity       129,482     134,299

   Total liabilities
   and sharholders' equity         $519,312    $367,314
                                  =========    ========




The accompanying notes are an integral part of these financial statements

       F-65



       Automated Business Systems of North Carolina, Inc. and
                          Combined Company
       Combined Statements of Operations and Retained Earnings


                                       Three
                                      Months
                                       Ended        Year Ended
                                     March 31,       December
                                       1998          31, 1997
                                    (unaudited)
                                  --------------   ------------
Revenue                              $760,374        $4,145,797

Cost of Revenue                       421,597         3,048,010
                                     --------        ----------

  Gross Profit                        338,777         1,097,787

Selling, General and
  Administrative Expense              341,052         1,116,348
                                     --------         ---------

Loss before taxes                      (2,275)          (18,561)

Provision for income tax                2,542             8,243
                                     --------         ---------

Net loss                               (4,817)          (26,804)

Retained Earnings at the
  beginning of the period              91,114           117,918
                                   ----------        ----------
Retained Earnings at the
  end of the period                    86,297            91,114
                                   ==========        ==========


   The accompanying notes are an integral part of these financial statements









        F-66


   Automated Business Systems of North Carolina, Inc. and
                      Combined Company
              Combined Statements of Cash Flows


                                            Three months
                                               Ended        Year Ended
                                              March 31,    December 31,
                                               1998            1997
                                            -----------     ----------
Operating Activities:
  Net loss                                   $  (4,817)      $(26,804)
  Adjustments to reconcile
    net loss to net cash
    (used in) provided by
    operating activities:

       Depreciation and amortization                27         18,964
       Loss on sale of property and
         equipment                                 -            6,867
       Changes in assets and liabilities:
         Accounts receivable                  (197,305)         7,143
         Prepaids and other assets              (7,074)       (15,129)
         Accounts payable                       91,162         37,660
         Accrued expense                        77,177         27,244
                                           -----------      ---------


   Net cash (used in) provided by
     operating activities                      (40,830)        55,945
                                           -----------       --------
Investing activities:
  Acquisition of property and equipment           (338)       (29,834)
  Proceed from sale of property and
    equipment                                       -          31,000
                                           -----------       --------
  Net cash (used in) provided by
    investing activities                          (338)         1,166
                                           -----------       --------

Financing activities:
  Repayment of notes payable to bank           (11,523)       (18,315)
  Borrowing under note payable to bank             -           17,000
                                            ----------       --------
  Net cash used in financing activities        (11,523)        (1,315)
                                            ----------       --------
  (Decrease)increase in cash and cash
     equivalents                               (52,691)        55,796

Cash and cash equivalents at the
  beginning of the period                      173,860        118,064
                                             ---------      ---------

Cash and cash equivalents at                  $121,169       $173,860
  the end of the period                      =========       ========

Supplemental disclosures:
  Cash paid during the period:
    Interest                                 $   1,293       $  2,685
                                             =========       ========
    Income taxes                             $     -         $  7,577
                                             =========       ========


    The accompanying notes are an integral part of these
                    financial statements




        F-67



   Automated Business Systems of North Carolina, Inc. and
                       Combined Company
           Notes to Combined Financial Statements



(1)  Business and Basis of Presentation

     Automated Business Systems of North Carolina, Inc., doing business as Automated Business Systems , Inc.
     (ABSI) was incorporated in North Carolina in 1975. Kellar Technology Group (KTG) was incorporated in Georgia in June 1997. The companies provide complete systems solutions through the distribution of hardware and software from Hewlett-Packard ("HP") UNIX and Microsoft NT based technologies to medium-sized and Fortune 500 organizations, in the Charlotte, NC; Spartanburg, SC; and Atlanta, GA markets. The shareholders of ABSI own a majority interest in KTG, and as a result, the financial statements of the entities, collectively "ABS" or the "Company" have been reported on a combined basis.

     The accompanying financial statements contain the combined balance sheets of ABSI and KTG as of March 31, 1998 and December 31, 1997; the combined statements of operations and retained earnings, and cash flows for the three months ended March 31, 1998 and the year ended December 31, 1997 (KTG included on a combined basis from June 19, 1997, date of inception). The balance sheet as of March 31, 1998 and the result of operations and cash flows for the three months ended March 31, 1998 are unaudited. In the opinion of management, all adjustments, consisting of normal recurring adjustments necessary for fair presentation of interim period results have been included. Interim results are not necessarily indicative of the results that may be expected for the fiscal year ended December 31, 1998.


        F-68

(2)  Summary of Significant Accounting Policies:

     Principles of  Combination:

     The accompanying combined financial statements include the accounts of Automated Business Systems, Inc and Kellar Technology Group, Inc. for the periods outlined above. All significant intercompany transactions have been eliminated in combination.

     Revenue Recognition:

     The Company generally recognizes hardware and software product revenue when such products are delivered to the customer site. Revenue from consulting service contracts is recognized when the services are performed and related costs are incurred.

     Cash and  Cash Equivalents:

     The Company considers all highly liquid investments with maturity, at date of purchase, of three months or less to be cash equivalents. Cash equivalents are comprised of money market accounts.

     Property and Equipment:

     Property and equipment is recorded at cost. Additions to property and equipment have historically not been material. Automobiles are being depreciated over five years. All other property and equipment is being depreciated in the year of acquisition.

     Income Taxes:

     Income taxes are accounted for under the asset and liability method under Statement of Financial
     Accounting Standards No. 109 "Accounting for Income
     Taxes" (SFAS 109). Under this method, the deferred tax assets and liabilities are recognized for the future tax consequences of differences between the financial statement carrying value of existing assets and liabilities and their respective tax bases and operating loss and tax credit carryforwards. Deferred tax assets are measured by applying the enacted statutory tax rates, that are applicable to the future years in which deferred tax assets or liabilities are expected to be settled or realized. Any change in tax rates on deferred tax assets and liabilities is recognized in net income in the period in which the rate change is enacted.

        F-69


     Use of Estimates:

     The preparation of combined financial statements in accordance with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the date of the combined financial statements and the reported amounts of revenue and expenses during the reporting period. Actual results could differ from those estimates.

(3)  Property and Equipment:
     Property and equipment consists of the following:

                                  March 31  December 31,
                                    1998      1997
                               ----------  -----------
                                (unaudited)

       Office furniture &
       equipment                 $34,900   $34,562
       Demo equipment             59,727    59,727
       Autos                       7,344     7,344
                                 -------   -------
                                 101,970   101,632
       Accumulated
       depreciation             (100,964) (100,937)
                                --------  --------
                                $  1,006  $    695
                                ========  ========


(4)  Accrued Expenses:
                                  March     December
                                   31,        31,
                                  1998        1997
                                 ---------  -------
                                (unaudited)
        Accrued payroll and
       payroll taxes            $73,826     48,866
        Accrued other
       expenses                   56,882     4,665
                                 -------    ------
                                $130,708   $53,532
                                ========   =======

(5)  Note Payable to Bank:

     As of December 31, 1997, the Company had a note payable to a bank in the amount of $11,523 related to the financing of an automobile. Monthly payments under this note were $624. The Company repaid this loan in early 1998.


        F-70
(6)  Commitments:

     The Company leases approximately 1,600 square feet of office space under a non-cancelable operating lease to house the Company's headquarters in Charlotte, NC. Monthly payments under this lease are $1,995. The Company also has a refundable deposit of $1,995 related to these leased premises. This lease expires on September 30, 1998. The Company's remaining obligation under this lease at March 31, 1998 and at December 31, 1997 was $11,970 (unaudited) and $17,955, respectively.


(7)   Income taxes:

     The Company files separate returns for ABSI and KTG.
     Income tax expense for the year ended December 31, 1997 and the three months ended March 31, 1998 (unaudited) consists of current tax expense.

     The reconciliation between the actual income tax expense and the income tax computed by applying the statutory Federal income tax rate to earnings before provision for income taxes for the three months ended
     March 31, 1998 (unaudited) and the year ended December
     31, 1997 is as follows:

                                  March   December
                                   31,      31,
                                  1998      1997
                                --------- --------
                                (unaudited)


         Computed expected tax
           provision (benefit)    $ (773)  $(6,311)

       State taxes, net of
       Federal benefit               304       986

       Non deductible
       expenses and other          3,011    13,567
                                 -------   -------

                                 $ 2,542   $ 8,243
                                ========   =======

     There were no significant deferred tax assets or liabilities at March 31, 1998 (unaudited) or December
     31, 1997.


(8)         401(k) Retirement Plan:

     The Company maintains a 401(k) retirement plan ("the Plan") for employees who meet the eligibility requirements outlined in the Plan. Participants in the Plan make voluntary tax deferred contributions to the Plan. The Company does not make contributions to match the participants contributions, but, has the ability to make discretionary contributions to the Plan. During the three months ended March 31, 1998 (unaudited) and the year ended December 31, 1997, the Company made no discretionary contributions to the Plan.


(9)  Subsequent Event

     On June 22, 1998, The Netplex Group, Inc. ("Netplex") acquired all of the stock of both ABSI and KTG in exchange for: $200,000 in cash, 450,000 shares of Netplex common stock, and additional consideration ("earn-out") to the former ABS shareholders if the Company meets certain operating targets over the period beginning on June 30, 1998 through December 31, 2000. Payments due under the earn-out, if any, are to be made on April 30, 1999, 2000 and 2001 in the form of 50% Netplex common stock and 50% cash.



       F-71